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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC. (Name of Registrant as Specified in Its Charter)

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Fairchild Semiconductor International, Inc. 82 Running Hill Road South Portland, ME 04106
Notice of Annual Stockholders’ Meeting
and Proxy Statement

DATE	Wednesday, May 4, 2005

TIME	9:30 a.m.

PLACE	Fairchild Semiconductor International, Inc. 82 Running Hill Road South Portland, Maine

WEBCAST	You can listen to the meeting by “webcast” on the Internet. Visit our website at http://www.fairchildsemi.com after April 14 but at least 15 minutes before the meeting to learn how to access the webcast.

ITEMS OF BUSINESS	1. Elect directors (proposal summary at page 3).

2. Amend and approve stock plan (proposal summary at page 6).

3. Ratify independent registered public accounting firm.

4. Attend to other business that may come before the meeting.

RECORD DATE	March 10, 2005

HOW TO VOTE	• Vote by telephone or on the Internet (if your shares are held by a broker, bank or other nominee);

• Fill in, sign, date and mail the proxy or voting instruction card included with this notice; or

• Attend the meeting in person.

See page 1 of the proxy statement and the proxy or voting instruction card for more information.

IMPORTANT	Please vote as soon as possible to save additional soliciting expense to the company. The proxy is revocable and will not affect your right to vote in person if you decide to attend the meeting.
By order of the board of directors,

Kirk P. Pond	Daniel E. Boxer
Chairman, President	Senior Executive Vice President
and Chief Executive Officer	and Corporate Secretary
March 31, 2005

PROXY STATEMENT

Annual Stockholders’ Meeting
May 4, 2005
PROXY STATEMENT
Why We Are Sending You this Proxy Statement
      The board of directors is soliciting your proxy to vote your shares at the upcoming stockholders’ meeting. As a result, we are sending you the information in this proxy statement. Our annual report, which includes our audited financial statements for the fiscal year ended December 26, 2004, accompanies this proxy statement, but it is not incorporated in it and is not to be regarded as part of the proxy solicitation material. This proxy statement and accompanying annual report are being mailed to stockholders on or about March 31, 2005.
      The proxy process gives you the opportunity to direct how your shares will be voted, whether or not you attend the meeting in person. If you return the enclosed card, or vote by telephone or on the Internet (if your shares are held by a bank or broker), your shares will be voted according to your instructions. Specify your choices by marking the appropriate boxes on the card. If you sign and return the card without specifying choices, your shares will be voted as recommended by the board of directors.
Your Form of Share Ownership Affects How You Can Vote
      Most stockholders hold their shares through a broker or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially through a broker or nominee:
      Stockholders of record are those whose shares are registered directly in their names with our transfer agent, EquiServe Trust Co., N.A. These stockholders receive proxy materials directly from our transfer agent and have the right to grant a proxy to the company or to vote in person at the meeting. If you are a stockholder of record, a proxy card is enclosed for your use.
      Beneficial owners are those whose shares are held in a brokerage account or held by another nominee. These shares are often referred to as street name shares. Beneficial owners have the right to direct their brokers or nominees how to vote, and are also invited to attend the annual meeting. If you are a beneficial owner, a voting instruction card is enclosed for you to provide instructions to the broker or nominee holding your shares. However, since you are not a stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker or other nominee that holds your shares, giving you the right to vote the shares at the meeting.
Your Proxy Can Be Revoked
      Signing and returning the proxy card will not affect your right to attend the annual meeting and vote in person. If you do attend, you may, if you wish, vote by ballot at the meeting, which would cancel any proxies previously given. In addition, you can revoke your proxy at any time before your shares are voted at the meeting by filing a new proxy with the secretary of the company, or by filing any instrument revoking your prior proxy. If your shares are held in street name, you must contact your broker or other nominee if you wish to revoke prior voting instructions.
Voting Rights of Stockholders and Other Requirements
      Who May Vote. All holders of Fairchild Semiconductor common stock at the close of business on March 10, 2005 are entitled to vote. On that date there were 119,703,504 shares of common stock outstanding.

      Quorum. The holders of a majority of the shares of common stock entitled to vote must be present in person or represented by proxy at the meeting to constitute a quorum and allow business to be conducted at the meeting. If you return your proxy card or voting instruction card, or vote by telephone or the Internet on any proposal, your shares will be part of the quorum for the meeting.
      Broker Non-Votes. Broker non-votes occur when nominees, such as brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners sufficiently in advance of the meeting. When this happens, brokers may vote those shares, in their discretion, only if they are permitted to do so under New York Stock Exchange rules. For this meeting, brokers that do not receive instructions from their customers may vote in their discretion only on Proposals 1 and 3. On Proposal 2, if you are a beneficial owner and do not give your broker or nominee specific voting instructions, your shares cannot be voted on that proposal, and your shares would then be referred to as “broker non-votes” on that proposal. Broker non-votes will count toward the quorum for the meeting.
      Voting Rights of Stockholders. In the election of directors, stockholders have cumulative voting rights. Under cumulative voting, each stockholder is entitled to as many votes as equals the number of shares of common stock held by that stockholder on the record date multiplied by the number of directors to be elected. Each stockholder may cast all of his or her votes for a single candidate or may distribute them among two or more candidates as he or she sees fit. The enclosed proxy grants discretionary authority for the exercise of such cumulative voting rights. If you vote by proxy, your votes will be cast and cumulated in the proxyholders’ discretion, which may include voting for less than all nominees so as to elect the maximum number of the nominees named on the proxy card, except that none of your votes will be cast for any nominee for whom you instruct that the vote be withheld. If you hold shares beneficially in street name and wish to cumulate your votes, you should contact your broker or nominee. In all matters other than the election of directors, stockholders are entitled to one vote for each share of common stock held.
      Votes Required to Approve Proposals. In the election of directors (Proposal 1), the candidates who receive the most votes will be elected to the available positions on the board. If you vote and are part of the quorum, your shares will be voted for the election of all nominees of the board of directors unless you give instructions to “withhold” votes. Withholding votes and broker non-votes will not influence voting results for Proposal 1. Abstentions may not be specified in the election of directors.
      The proposal to amend the Fairchild Semiconductor Stock Plan (Proposal 2) will be approved if a majority of the shares outstanding vote on that proposal and a majority of the shares present and entitled to vote on that proposal are voted in favor. Abstentions will have the effect of a vote against the proposal because they will count in the number of shares present and entitled to vote on the proposal, but will not be voted in favor. Broker non-votes will count toward the quorum for the meeting, but they will not count in the number of shares present and entitled to vote on Proposal 2. Therefore, broker non-votes will not affect the outcome of the voting on Proposal 2.
      The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2005 (Proposal 3) will be approved if a majority of the shares present and entitled to vote on that proposal are voted in favor. Abstentions will have the effect of a vote against the proposal because they will count in the number of shares present and entitled to vote on the proposal, but will not be voted in favor.
      Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the meeting, who will also determine whether or not a quorum is present.

PROPOSALS TO BE VOTED ON AT THE MEETING
      Proposal 1.     Election of Directors.
Proposal Summary
      The following incumbent directors have been nominated for election for one year terms and until their successors are elected and qualified:

Name	Age	Position

Kirk P. Pond	60	Chairman, President and CEO
Joseph R. Martin	57	Vice Chairman, Senior Executive Vice President
Charles P. Carinalli	56	Principal, Carinalli Ventures
Charles M. Clough	76	Former Chairman and CEO, Wyle Electronics, Inc.
Robert F. Friel	49	Senior Vice President and CFO, PerkinElmer, Inc.
Thomas L. Magnanti	59	Institute Professor and Dean of Engineering, Massachusetts Institute of Technology
Bryan R. Roub	63	Senior Vice President and CFO, Harris Corporation
Ronald W. Shelly	61	Former President, Solectron Texas
William N. Stout	66	Former Chairman and CEO, Sterling Holding Company
      Unless otherwise specified by stockholders, proxies will be voted for these nine nominees. Each nominee has consented to his nomination and, to our knowledge, will serve as a director if elected. If a nominee becomes unavailable before the election, proxies may be voted for other persons recommended by the board. Proxies cannot be voted for more than nine persons. The size of the board is currently set at ten positions. Because Mr. Cashin is not standing for re-election in 2005 there will be a vacancy on the board. Accordingly, the persons named on the proxy card will have discretionary authority to vote proxies cumulatively for nine nominees in the election of directors.
      The board of directors recommends voting “for” the above nominees.
      Details on each nominee follow below.
Kirk P. Pond, age 60, Chairman of the Board of Directors, President and Chief Executive Officer.
      Mr. Pond became a director in March 1997 and has been President of Fairchild Semiconductor since June 1996. He has over 35 years of experience in the semiconductor industry. Prior to the company’s separation from National Semiconductor, Mr. Pond had held several executive positions with National Semiconductor, most recently Executive Vice President and Chief Operating Officer. Prior executive management positions were with Fairchild Semiconductor Corporation, Texas Instruments and Timex Corporation. Mr. Pond is a Director of the Federal Reserve Bank of Boston and Wright Express Corporation, where he also serves as chairman of the compensation committee.
Joseph R. Martin, age 57, Vice Chairman of the Board of Directors and Senior Executive Vice President.
      Mr. Martin became Senior Executive Vice President and Vice Chairman of the Board of Directors in April 2003. Prior to his current position of Senior Executive Vice President, he was Executive Vice President and Chief Financial Officer since June 1996. He has over 25 years of experience in the semiconductor industry. Mr. Martin has been a director since March 1997. Prior to Fairchild Semiconductor’s separation from National Semiconductor, Mr. Martin had held several executive positions with National Semiconductor since 1989, most recently as Vice President of Finance, Worldwide Operations. Prior to joining National Semiconductor, Mr. Martin was Senior Vice President and Chief Financial Officer of VTC Incorporated. Mr. Martin is a director of Brooks Automation, Inc., SynQor, Inc. and Soitec SA, and was previously a director of ChipPAC, Inc.
Charles P. Carinalli, age 56, Principal, Carinalli Ventures.
      Mr. Carinalli became a director in February 2002. He has over 30 years of experience in the semiconductor industry. From 1999 to 2001 he was Chairman and Chief Executive Officer of Adaptive Silicon, Inc., a fabless semiconductor company. From 1996 to 1999 he was President and CEO of Wavespan Corporation. He previously worked in several management and executive positions with National Semiconductor Corporation from 1970 to 1996, including as Senior Vice President and Chief Technical Officer from 1992 to 1996. Mr. Carinalli is a director of Extreme Networks, Inc. and Z-force, Inc.
Charles M. Clough, age 76, former Chairman and Chief Executive Officer, Wyle Electronics, Inc.
      Mr. Clough became a director in January 2001. Until his retirement in 1995, he was employed by Wyle Electronics, Inc., an electronics product distributor, where he served as Chief Executive Officer and Chairman of the Board. Prior to joining Wyle Electronics, Mr. Clough served 27 years with Texas Instruments, Inc., most recently as head of Corporate Marketing, and before that as head of TI’s European Operations and Bipolar Semiconductor Operations. He is a director of Altera Corporation.
Robert F. Friel, age 49, Senior Vice President and Chief Financial Officer, PerkinElmer, Inc.
      Mr. Friel became a director in March 2004. He has been Chief Financial Officer of PerkinElmer, Inc., a life sciences, medical imaging and fluid sciences company, since 1999. Prior to joining PerkinElmer, Mr. Friel spent 19 years with Allied Signal, Inc., now Honeywell International, progressing through a series of financial management positions, most recently as Corporate Treasurer.
Thomas L. Magnanti, age 59, Institute Professor and Dean of Engineering, Massachusetts Institute of Technology.
      Professor Magnanti became a director in September 2003. He has been a faculty member at the Massachusetts Institute of Technology since 1971 and Dean of Engineering since 1999. He was a founding co-director of MIT’s Leaders for Manufacturing and Systems Design and Management Programs. His research and teaching interests focus on large-scale optimization, with applications to production planning and scheduling, transportation planning, facility location, logistics, and communication systems design. He is a director of Emptoris and the Ford Design Institute.
Bryan R. Roub, age 63, Senior Vice President and Chief Financial Officer, Harris Corporation.
      Mr. Roub became a director in March 2004. Since 1984, he has been Senior Vice President and Chief Financial Officer of Harris Corporation, an international communications equipment and systems company. He was previously Executive Vice President-Finance at Midland-Ross Corporation. Prior to that, he was a member of the audit staff of Ernst and Ernst. He is a past Chairman of the Financial Executives Institute (FEI) and a member of the American Institute of CPAs.
Ronald W. Shelly, age 61, former President, Solectron Texas.
      Mr. Shelly became a director in June 1998. Until 1999, he was employed by Solectron Texas, an electronic manufacturing services company, where he served as its President from April 1996 until his retirement. Mr. Shelly has more than 30 years experience in the semiconductor industry. Prior to joining Solectron, he was employed by Texas Instruments, Inc. for 30 years, most recently as Executive Vice President of Custom Manufacturing Services. He currently serves as a director of Symtx.

William N. Stout, age 66, former Chairman and Chief Executive Officer, Sterling Holding Company.
      Mr. Stout became a director in March 1997. He was Chairman and Chief Executive Officer of Sterling Holding Company, an affiliate of Citicorp Venture Capital Ltd., and Sterling’s subsidiaries from 1988 through 2001. Sterling was engaged, through subsidiaries including Trompeter Electronics, Inc. and Semflex, Inc. in the manufacture and sale of coaxial connectors, coaxial cable and coaxial cable assemblies.

Proposal 2. Proposal to Approve Amendments to the Fairchild Semiconductor Stock Plan.
Proposal Summary
      We propose to amend the Fairchild Semiconductor Stock Plan to:

•	add 2,300,000 shares (1.9% of undiluted shares outstanding on the record date), enough for us to make what we believe are competitive equity awards to recruit and retain key employees over the next year. This amount includes enough shares for stock option awards in 2005 and performance share grants in 2005 and 2006, as further explained below;

•	enable us to grant an alternative equity award called “performance shares,” which require the company to meet pre-established performance goals, measured over a period of at least one year, as a condition to the grant, issuance or vesting of shares, and which tie the number of shares under such awards to the degree to which the company has met or exceeded those goals;

•	increase the limit on performance share and other “full-value” awards by 1,500,000 shares (this amount is included in the 2,300,000 share authorization discussed above), enough to allow for expected grants of performance share awards in July 2005 and February 2006. We are requesting stockholder approval at this meeting for sufficient shares to cover next February’s grants so that we can align performance share awards with our calendar year measurement period, as further explained below;

•	enable us to grant DSUs instead of stock options to non-employee directors as part of their annual compensation for service on the board;

•	comply with recent changes in U.S. federal tax law; and

•	make other immaterial amendments, all as further described below.
      A detailed summary of the plan and proposed amendments follow below. A complete copy of the plan, marked to show the changes we propose, is attached as Exhibit A. You are urged to read this entire proposal and the complete plan document. The existing plan was approved by stockholders at our 2004 annual meeting. This Proposal 2 seeks stockholder approval of the proposed amendments. We believe these amendments are necessary to keep and attract employees that we compete for, and thus retain stockholder value. We explain our reasons under “Why We Believe You Should Vote For this Proposal” below.
      The board of directors recommends voting “for” this proposal.
Selected Related Data, as of March 10, 2005:

	Exercisable	Non-exercisable	Total

Stock options outstanding(1)	19,921,052	3,517,941	23,438,993	(2)
Full-value awards outstanding(3)	147,657	659,967	807,624
Shares available for stock option awards, all plans	—	2,193,653	2,193,653
Shares available for full-value awards, all plans	—	96,685	96,685
Shares of common stock issued and outstanding:
Undiluted	—	—	119,703,504
Diluted(4)	—	—	152,907,126

(1)	Includes recruitment-related grant of 200,000 stock options to Mark S. Thompson in 2004. See “Employment Agreements” below.

(2)	Weighted-average exercise price of options outstanding as of March 10, 2005 was $19.47. Weighted-average remaining contractual life of options outstanding as of March 10, 2005 was 6.1 years.

(3)	Includes succession-related grant of 325,000 DSUs to Kirk P. Pond in 2003 and recruitment-related grant of 50,000 DSUs to Mark S. Thompon in 2004. See “Employment Agreements” below.

(4)	Includes all stock option and full-value awards outstanding and shares available for all awards under all plans, and 6,666,667 shares reserved for issuance under outstanding 5% Convertible Senior Subordinated Notes due November 1, 2008.

Why We Believe You Should Vote For this Proposal
      The board of directors recommends that stockholders approve this proposal because it believes the company’s continued ability to grant an appropriate number of stock options, performance shares and other equity-based awards remains important for the company to continue to compete for key employee talent against other high-technology companies. Stockholder approval is also needed to enable us to grant “performance shares” this year and, by so doing, extend our emphasis on performance-based compensation to our equity award program. Our equity award practices have been reviewed by, and we base our proposals in part on recommendations received from, compensation consultants retained by and reporting to our independent board compensation committee. We believe that these practices are within the mainstream of those at peer high-technology companies, and at a level that appropriately balances the company’s need for effective equity-based compensation with stockholders’ interests in minimizing the dilution caused by equity awards. We believe our plan delivers value to stockholders and provides effective incentives to its approximately 1,300 participants, more than 98% of whom are not directors or officers of the company.
      The Continuing Need for Equity Awards to Remain Competitive. Like their counterparts at companies in the technology sector generally and the semiconductor industry in particular, our key employees consider equity-based awards to be an important part of their overall annual compensation, and they continue to expect these awards when they are recruited to join the company and throughout their employment. Such awards are commonplace among companies with which we compete for senior management and other key employees, including product line managers, semiconductor design engineers and field application engineers. These competitors are leading industry players in the Silicon Valley, other U.S. locations, Korea and elsewhere in Asia and Europe. As a result, we expect to continue providing options and other awards as a key component of total compensation to attract and retain our key employees. Based on research performed by compensation consultants retained by our independent compensation committee, we believe that we must continue granting stock-based awards, although at lower levels than in prior years, to remain a competitive employer. We believe this trend will continue following the effectiveness of new accounting rules requiring stock option expense to be included in the calculation of net income beginning in the third quarter 2005. At the same time, stockholders have rightly demanded that equity award practices not excessively dilute their ownership, and therefore we are seeking to strike an appropriate balance between meeting employee hiring, retention and compensation goals and maintaining stockholder value.
      Responding to a Changing Environment. Since 2002, our compensation committee has approved several changes to our equity award program designed to provide attractive equity incentives for employees, maintain sound corporate governance practices and avoid unreasonable dilution. In line with our peers, we reduced the number of award recipients and decreased the size of their awards. These changes accompanied the “post-bubble” employment environment following 2000 and 2001, in which award levels moderated as competition for employees lessened, and public investors generally voiced concerns over the levels and effectiveness of equity compensation practices. As part of these changes, beginning in 2003, we began replacing a significant portion of executives’ stock option awards with a smaller number of full-value equity awards. Through these actions, we believe we have delivered attractive and competitive equity compensation to executives while reducing our annual rate of award grants relative to the total number of shares outstanding on an undiluted basis (commonly know as the “run rate”) from approximately 6.5% in 2001 to approximately 3.9% in 2004. Based on current trends in our industry, we expect to maintain our annual run rate for all awards at about 3.5% to 4.0% of outstanding stock on an undiluted basis. We believe our award practices are in line with those at companies with which we compete for employees. Benchmarking research performed by consultants retained by our independent compensation committee shows our peers have an average annual run rate of 4.8%, placing us in approximately the 42nd percentile among those peer companies for which 2004 data are available.

      The following table shows our equity award practices compared to those of our peer group comprised of seventeen semiconductor companies over the past four years by annual run rate and overhang.

	Annual Run Rates						Fully Diluted
							Total Equity
Percentile of Companies in Peer Group	2004(1)		2003		2002	2001	Overhang

25th Percentile	3.1%		1.5%		2.0%	2.2%	14.9%
Average	4.8%		3.4%		4.1%	4.2%	21.9%
50th Percentile	4.3%		2.9%		4.6%	3.6%	20.7%
75th Percentile	5.0%		5.2%		5.8%	5.0%	24.3%
Fairchild Semiconductor	3.9	%(2)	3.3	%(3)	5.5%	6.5%	17.6	%(2)(3)

(1)	Information for 2004 reflects peer data available at March 10, 2005.

(2)	Does not include a one time employment inducement grant of 50,000 DSUs and 200,000 options outside the plan to Dr. Thompson, Executive Vice President, Manufacturing and Technology Group; see “Employment Agreements — Mark S. Thompson” below.

(3)	Does not include a one time succession-related grant of 325,000 DSUs outside the plan to Mr. Pond; see “Employment Agreements — Kirk P. Pond” below.

“Fully Diluted Total Equity Overhang” is defined as the total number of options and other equity awards outstanding plus shares available for future grant, divided by the number of shares outstanding plus options and other equity awards outstanding plus shares available for future grant. Data are as of the ends of the last completed fiscal years for peer group companies and as of March 10, 2005 for Fairchild Semiconductor.

Source:	Mellon Human Resources and Investor Solutions research and company data. Data for peer group companies is based on their public filings made with the Securities and Exchange Commission.
      Our Continuing Emphasis on Performance. Beginning in 2005, we propose to add performance-based awards to our equity compensation program. Since our founding, we have based our annual cash bonus program — for all employees including executive officers — on the company’s financial performance. We expect to bring the same concept to our equity compensation program. Our new “performance shares” program will involve grants of restricted stock in which the number of shares a recipient ultimately receives depends on whether the company achieves goals for earnings before interest and taxes (EBIT) over the period following the grant date. The entire award is subject to meeting the EBIT goals. If the 100% goal is not achieved, the recipient would receive a reduced number of shares, and none at all if the 50% goal is not achieved. We believe this performance share program will provide an important new method of delivering equity-based compensation while ensuring that transfers of value from stockholders to employees are conditioned upon objectively measured financial performance. Performance shares will only be granted to our key employees including executive officers.
      Here is how a grant under our performance share program works. On the grant date, the recipient receives an award reflecting a promise to grant him or her a number of shares at a later date, up to a maximum number. As part of the award, the recipient learns that the number of shares he or she will ultimately receive will be based on the company’s meeting or exceeding pre-determined EBIT goals over the measurement period following the grant date. Our board of directors’ independent compensation committee approved our 2005 EBIT goals in January 2005. Although we would not expect to make our EBIT goals public, we would expect them to be generally in line with any public disclosures we do make regarding future financial performance. Following the final determination of EBIT for the applicable measurement period, and certification of the applicable EBIT goal attainment (if any) by our board’s independent compensation committee, the recipient would receive between 0 shares (in the event EBIT falls significantly below the goal) and the maximum number stated in his or her award agreement (if EBIT significantly exceeds the goal). The following chart shows an example of how many actual shares a key engineering technologist would receive, based on a grant of 300 performance shares:

Number of
Shares Received
(Based on Award of
Degree to which EBIT Goal is Achieved	300 Performance Shares)

less than 50% of EBIT goal achieved	0
50%	150
100%	300
150%	450
200%	600
      The stated number of performance shares granted (300) is based on achieving the 100% goal, but as the example shows an award of 300 performance shares could result in the issuance of between 0 and 600 shares. To ensure there are adequate shares available to satisfy projected awards in July 2005 and February 2006, the total number of shares requested under this Proposal 2 is based on achieving the 200% goal.
      To retain the participant as a company employee, the shares received are also subject to time-based vesting over the three-year period following the initial grant date (except for 2005 awards as described in the next paragraph). As additional performance shares are granted over the following years, typical recipients will develop performance share holdings that we believe will enhance our ability to retain our most valued employees.
      We are proposing to add a sufficient number of shares to the plan to allow performance share grants in July 2005 and February 2006. We would expect subsequent performance share grants to occur in February of each year, coinciding with our calendar-year measurement period. Since we are seeking stockholder approval of plan changes to enable these awards, and because of accounting rule changes that come into effect in the third quarter of 2005, we do not expect to grant the first performance share awards until July 2005. To bring these awards into line with our future February-to-February award cycle, we expect 2005 awards to vest fully over approximately 2.5 years, becoming fully vested in February of 2008. No part of these awards will vest for at least one year following the initial grant date. Subsequent awards (made in February of each year beginning in 2006) would generally vest over a three-year period, measured from the initial grant date. Our plan provides that awards of restricted stock must vest over at least a three-year period, and that of the vesting of the restricted stock award is based on Performance Goals (as defined in the plan), the award must vest over at least a one-year period. We are requesting approval of an amendment to allow for performance shares, under which the grant, issuance or vesting of an award would be based on satisfaction of pre-established objective performance criteria over a performance period of at least one year. We expect that our performance share program, as described above, would satisfy the plan’s criteria for Qualified Performance Based Awards (as defined in the plan).
      Continuing, but Declining, Use of Traditional Options. In addition to performance shares, we expect to continue to grant traditional stock options, typically having eight-year terms and vesting over the four-year period following the grant date. We expect to grant fewer and fewer options as a percentage of total equity compensation in the future, continuing the trend of reduced use of options over the last two years.
      Our board of directors’ independent compensation committee will remain focused on achieving the most optimum use of the plan as a compensation tool, while recognizing the cost to the company’s stockholders.
      The following is a list of some of the plan features that the board of directors believes are consistent with the interests of stockholders and sound corporate governance practices.

•	Option Exercise Prices Must Not Be Lower than Fair Market Value. Our stock plan prohibits granting options with exercise prices lower than the fair-market value of underlying shares on the grant date, except in the case of “indexed options,” in which the exercise price is tied to the company’s stock price performance measured against an index of peer companies.

•	No Repricings Without Stockholder Approval. The plan prohibits the repricing of stock options without the approval of stockholders. This provision applies to both direct repricings (lowering the exercise price of a stock option) as well as indirect repricings (canceling an outstanding stock option and granting a replacement stock option with a lower exercise price).

•	Limited Ability to Grant Full-Value (i.e., Non-Option) Awards. The number of shares that may be issued during the term of the plan under “full-value awards” (meaning awards that are other than stock options and SARs), is limited under the plan to 610,000 shares. Over the life of the plan through March 10, 2005, we had granted 522,856 such awards under the plan, of which 432,624 were outstanding. We propose to increase this limit by 1,500,000 shares, which will allow us to grant the number of full-value awards that the board of directors believes are necessary to remain competitive over the next year. If this Proposal 2 is approved the new limit on full-value awards under the plan will therefore be 2,110,000 shares.

•	Vesting Restrictions on Restricted Stock and DSUs. Grants of restricted stock and DSUs that are not performance-based must have vesting periods over at least three years, except in cases of a director’s retirement after age 65, or after age 55 if the director’s age plus years of service on the board equals 65 or more. If the awards are performance-based, then under the plan as proposed to be amended, performance must be measured over a period of at least one year.

•	Limited Grants of DSUs to Non-Employee Directors. Under the plan as proposed to be amended, we may grant no more than 10,000 DSUs to non-employee directors upon their first election to the board and no more than 10,000 DSUs per year of service on the board. See “Director Compensation” below.

•	No “Recycling” of Shares from Exercised Awards. We propose to amend the plan to provide that shares retained by or delivered to us to pay the exercise price or withholding taxes in connection with the exercise of an outstanding stock option or stock appreciation right, unissued shares resulting from the settlement of stock appreciation rights in stock and shares purchased by us in the open market do not become available for issuance as future awards under the plan.
      In addition to changes to the plan described above, the plan has also been amended to comply with the American Jobs Creation Act of 2004, correct typographical errors, provide for consistency across provisions and clarify or correct cross references.
      In summary, the board of directors believes that this Proposal 2 is necessary to remain competitive in our industry and that the proposal is consistent with the company’s compensation policy for senior management and employees (see “Executive Compensation — Report of the Compensation Committee” below). Accordingly, the board of directors recommends that stockholders vote “for” this proposal.
      A summary of the plan, as we propose to amend it, follows.

Background and Purpose of the Plan
      The plan was adopted by our board of directors on February 26, 2003 and became effective on March 3, 2003. The plan integrated and restated all previously adopted stock option plans of the company, except the 2000 Executive Stock Option Plan, which is the only other equity plan we have in effect; see “Securities Authorized for Issuance Under Equity Compensation Programs” below. All of the other plans that were integrated into this plan have been frozen, and awards will no longer be made under those other plans. This plan was initially approved by stockholders at our 2004 annual stockholders’ meeting.
      The purpose of the plan is to provide directors, officers and employees with incentives for the future performance of services that are linked to the profitability of the company’s businesses and to the interests of its stockholders. The plan is also intended to encourage officers, employees, non-employee directors and individual consultants to own company stock, so that they may establish or increase their proprietary interest in the company and align their interests with the interests of the stockholders.

Description of Principal Features of the Plan
      The following description of the plan is not intended to be complete and is qualified in its entirety by the complete text of the plan, which is attached to this proxy statement as Exhibit A. Proposed amendments to the plan are described below and marked in Exhibit A. Stockholders are urged to read the plan and the proposed amendments in their entirety. Any capitalized terms which are used in this summary description but not defined here or elsewhere in this proxy statement have the meanings assigned to them in the plan.

Types of Awards Under the Plan. The plan allows the following types of awards:

•	Stock options (both incentive stock options (ISOs) and “non-qualified” stock options);

•	Stock appreciation rights (SARs), alone or in conjunction with stock options;

•	Shares of restricted stock, including performance shares;

•	Deferred stock units (DSUs);

•	Tax offset bonuses; and

•	Other stock-based awards.
      We are clarifying Section 7 of the plan to add specific language for performance shares, as shown in Exhibit A.
      Administration. The plan is administered by the compensation committee of the board of directors. Members of the compensation committee may be replaced by the board of directors. The committee has broad authority, subject to the provisions of the plan, to administer and interpret the plan, including, without limitation, the authority to:

•	Determine who is eligible to receive a grant under the plan and the specific provisions of such a grant (which need not be identical), such as:

•	The number of shares of common stock covered by the grant;

•	The exercise price of a stock option;

•	The strike price of a SAR;

•	Any vesting condition, restriction or limitation, which may be related to the performance of the participant, the company or any subsidiary or affiliate; and

•	Any vesting acceleration or forfeiture waiver regarding any grant.

•	Make or change any rules for the administration of the plan;

•	Accelerate the exercisability of an outstanding option or award; and

•	Terminate restrictions on outstanding restricted stock.
      All decisions and actions of the committee are final. Subject to certain limitations, the committee has the authority to delegate the administration of the plan, and the plan permits the company’s board of directors to exercise the committee’s powers, other than with respect to matters required by law to be determined by the committee. The compensation committee does not have the authority to reduce the exercise price for any option by repricing or replacing such option unless the company has obtained the prior consent of its stockholders.
      Stock Subject to Plan. As of March 10, 2005, a total of 21,759,389 stock options were outstanding under the plan, of which, 18,441,448 were exercisable. In addition, a total of 432,624 DSUs were outstanding under the plan on that date, 66,407 of which were vested. The number of shares remaining available for awards under the plan at March 10, 2005 was 2,098,273. The board believes, based on the recommendation of its independent compensation committee, that it is necessary to add 2,300,000 shares to the plan to satisfy projected grants under the plan for the next year. This number includes sufficient shares for option grants expected to be made in May or June 2005 and performance share grants in July 2005 and February 2006. As explained under “Why We Believe You Should Vote For this Proposal” above, we expect to make the first grants of performance shares in July 2005 as a one-time exception to our general practice of granting them in February of each year. We were unable to make performance share grants in February 2005 because we require stockholder approval under this Proposal 2 to make the first grants. Starting in 2006, we would expect to seek stockholder approval at our annual stockholders’ meeting, which we expect to hold in late April or early May, for sufficient performance shares to be granted the following February.
      Under the current plan, no more than a total of 610,000 shares may be issued under “full value awards”, namely awards other than stock options and stock appreciation rights, such as restricted stock, DSUs and performance shares. Reflecting our increasing emphasis on full-value awards as opposed to traditional stock options, as explained above, the board believes it is necessary to add 1,500,000 shares to this cap (thereby increasing the cap to 2,110,000 shares) to satisfy projected grants of performance shares and other full-value awards for the grants expected to be made in July 2005 and February 2006.
      Shares of common stock issued under the plan may be either authorized and unissued shares or previously issued shares acquired by the company. On termination or expiration of an unexercised option, SAR or other stock-based award under the plan (including cancelled or otherwise terminated options under the plans that were integrated into this plan), in whole or in part, the number of shares of common stock subject to such award again become available for grant under the plan. Any shares of restricted stock forfeited as described below will become available for grant. As proposed to be amended, the plan would provide that shares retained by or delivered to us to pay the exercise price or withholding taxes in connection with the exercise of an outstanding stock option, unissued shares resulting from the settlement of stock appreciation rights in stock and shares purchased by us in the open market do not become available for issuance as future awards under the plan. Under the plan, no single participant may be granted stock options and SARs covering more than 2,000,000 shares of common stock in any fiscal year, and no more than 500,000 shares of restricted stock and DSUs, or other performance based awards that are Qualified Performance Based Awards (constituting performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code) may be granted to any participant in any fiscal year. The maximum number of shares of common stock that may be issued pursuant to stock options intended to be incentive stock options is 1,000,000 shares.
      In the event of any change in capitalization of the company, such as a stock split, corporate transaction, merger, consolidation, separation, spin off, or other distribution of stock or property of the company, the committee or board may make appropriate substitutions or adjustments in the aggregate number and kind of shares reserved for issuance under the plan, in the share limitations for awards set forth in the plan and in the number of shares subject to and exercise price of outstanding awards, or may make such other equitable substitution or adjustments as it may determine to be appropriate.
      Eligibility. Only employees (including officers), non-employee directors and certain individual consultants of Fairchild Semiconductor and its present or future subsidiaries and affiliates are eligible for grants under the plan, provided that, as proposed to be amended the only grants that may be made to non-employee directors will be DSUs. The board has identified these classes of individuals as those whose services are linked most directly to the profitability of the company’s businesses and to the interests of its stockholders. In determining the persons to whom grants will be awarded and the number of shares to be covered by each grant, the compensation committee may take into account, among other things, the duties of the respective persons, their present and potential contributions to the success of the company and such other factors as the committee deems relevant in connection with accomplishing the purpose of the plan. Approximately 1,300 individuals are eligible to participate in the plan, provided the participants continue to be associated with the company or its subsidiaries or affiliates. Because awards are established at the discretion of the compensation committee of the board of directors, the number of shares that may be granted to any participant under the plan cannot be determined, subject to the limits described above.

      The following table shows the number of shares underlying grants of all types of awards under the plan during the last completed fiscal year to each executive officer named in the Summary Compensation Table in this proxy statement, all executive officers (including those not named in the Summary Compensation Table) at the end of the year as a group, all non-executive directors at the end of the year as a group, and all employees, including all current officers who are not executive officers, as a group:

	Total Number	Percentage
	of Options and	of
Name and Position	DSUs Granted	Total

Kirk P. Pond	357,668	8.1%
Chairman of the Board of Directors, President and Chief Executive Officer
Joseph R. Martin	178,835	4.0%
Vice Chairman of the Board of Directors and Senior Executive Vice President
Daniel E. Boxer	119,223	2.7%
Senior Executive Vice President and Secretary
Izak Benkuya	61,929	1.4%
Executive Vice President and General Manager, Power Discrete Group; Chief Strategy Officer
Laurenz Schmidt	53,672	1.2%
Executive Vice President, Global Operations
Executive Group (including shares described above)(1)	1,058,445	23.9%
Non-Executive Director Group	127,376	2.9%
Non-Executive Officer Employee Group	3,376,748	76.1%

(1)	Does not include one-time employment inducement grants of 50,000 DSUs and 200,000 options outside the plan to Mark S. Thompson, Executive Vice President, Manufacturing and Technology Group, made on December 1, 2004.
      Non-Employee Director Grants. Grants to non-employee directors are subject to strict limitations specified in the plan. As proposed to be amended, the plan provides for a non-employee director to receive an award of not more than 10,000 DSUs upon his or her initial appointment to the board, and an award of 7,000 DSUs per year of service on the board, with “year” for this purpose meaning the director’s term following election at the annual stockholders’ meeting. The annual DSU grants would be made soon following the stockholders’ meeting. All non-employee directors’ DSU awards are subject to vesting in one-third increments on the first three anniversaries of the grant date, subject to earlier vesting upon the director’s retirement from the board after age 65, or after age 55 if the director’s age plus years of service on the board equals 65 or more. Non-employee directors would receive shares underlying vested DSUs on the earliest to occur of (1) the end of the director’s service on the board for any reason other than as a result of removal for cause, (2) the director’s disability (as defined in the plan), (3) the director’s death or (4) a date chosen by the director at the time of the award. The date chosen must be a minimum of three years following the grant date, or such longer minimum period as established by the compensation committee. The committee has initially set this period at five years. Equity awards to non-employee directors will be made only in accordance with the foregoing terms. Vested DSUs and settled shares would count toward the director’s required holdings under our director stock ownership guidelines. This director equity program, including the ownership guidelines, have been adopted by the board based on the recommendation of its independent compensation committee and the advice of compensation consultants retained by and reporting to the compensation committee, subject, in the case of the awards, to stockholder approval of the plan. See “Director Compensation” below.
      Terms and Conditions of Stock Options. Stock options granted to participants other than non-employee directors may be granted alone or in addition to other awards granted under the plan and may be of two types, incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or non-qualified stock options, which are not intended to be incentive stock options. All options granted by the company have been non-qualified stock options. All stock options granted under the plan are evidenced by a written agreement between the company and the participant, which provides, among other things, whether it is intended to be an agreement for an incentive stock option or a non-qualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option, which may not exceed 10 years, and other terms and conditions.
      Subject to the express provisions of the plan, options generally may be exercised over such period, in installments or otherwise, as the compensation committee may determine. If the committee provides that any stock option is exercisable only in installments, the committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as it, in its sole discretion, deems appropriate, and the committee may at any time accelerate the exercisability of any stock option.
      The exercise price for any stock option granted may not be less than the fair market value of the common stock subject to that option on the grant date. There is one exception to this requirement. This exception allows the exercise price to be less than fair market value on the grant date if the exercise price is determined after the date of grant based on the achievement of performance goals or the relative value of the common stock as compared to an index of the capital stock of other companies determined by the compensation committee. The exercise price must be paid at the time of exercise in cash, unrestricted shares of the company’s common stock (if approved by the committee), a combination of cash and shares or a cashless exercise procedure in compliance with applicable law.
      Options granted under the plan may not be transferred except by will or by the laws of descent and distribution, or in certain cases to a trust or partnership solely for the benefit of a family member for estate planning purposes.
      Following termination of employment, options are generally exercisable for 30 days, except if the termination is the result of the option holder’s death or disability or qualifying retirement, in which cases vested options can be exercised for five years, or if the termination is the result of an involuntary termination not for cause, in which case the exercisability period is 90 days. If the termination is for cause, all options automatically terminate. If an option holder’s employment is terminated not for cause or is terminated for good reason within 24 months following a change in control, the option holder will generally have at least one year from the date of termination to exercise vested options. In all cases individual option agreements may provide for different terms, and in no case may an option be exercised after the expiration of its term.
      Upon receiving notice that a participant is exercising an option, the committee may elect to cash-out all or a portion of the shares for which the option will be exercised by paying the participant an amount, in cash or common stock, equal to the spread between the fair market value of the stock and the exercise price of the option, multiplied by the number of shares for which the option is being exercised. In certain events, the committee may permit option holders to cash-out any unexercised options under similar procedures within 60 days after a change in control. In addition, the committee may establish procedures to allow option holders to defer receipt of the stock to be received upon the exercise of an option.
      Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights may be granted alone (“freestanding SARs”) or in conjunction with all or part of a stock option (“tandem SARs”). As of March 10, 2005, we had not granted any SARs. Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the common stock at the time of exercise exceeds the strike price of the SAR. The strike price of a freestanding SAR will be specified in the award agreement and is subject to the same limitations as the exercise price of an option. The strike price of a tandem SAR is the same as the exercise price of the related option. This amount is payable in common stock, cash, or a combination of common stock and cash, at the committee’s discretion. The other terms and conditions that apply to stock options, including the provisions that apply in the event of a participant’s termination of employment, also generally apply to freestanding SARs.
      A participant may exercise a freestanding SAR in the manner determined by the committee and specified in the award agreement, but may only exercise a tandem SAR if the related stock option is also exercisable. A participant’s tandem SAR will not be exercisable if the participant has already exercised the related stock option, or if that option has terminated. See “Terms and Conditions of Stock Options” for details. Similarly, once a participant exercises a tandem SAR, the related stock options will no longer be exercisable.
      Terms and Conditions of Restricted Stock, DSUs and Other Stock Based Awards. A restricted stock award is an award of common shares with restrictions that lapse in installments over a vesting period following the grant date. As proposed to be amended, the plan would also allow for restricted stock treated as performance shares, under which the grant, issuance or vesting of an award would be based on satisfaction of pre-established objective performance criteria over a performance period of at least one year. A DSU gives a holder the right to receive vested common shares or cash at a later date (settlement date) selected by the participant at the time of the grant. A DSU is similar to a restricted stock award, except that vested shares or cash are not received until the settlement date, providing an opportunity for participants to defer the U.S. federal tax impact of receiving the shares. DSUs may be granted in award cycles, namely periods over which the DSUs are to be earned by the participant. The compensation committee may grant other stock-based awards which are valued in whole or in part based on the company’s common stock, subject to the limitations set forth in the plan, as discussed below. The committee will determine the form and terms of these other stock-based awards which may include, for example, performance shares or performance units.
      Shares of restricted stock and DSUs may be awarded either alone or in addition to other awards granted under the plan. The compensation committee will determine the eligible individuals to whom grants will be awarded, and the terms and conditions of the grants subject to the limitations contained in the plan. The total number of shares of common stock that can be delivered under the plan in connection with awards of restricted stock, DSUs and other stock-based awards, cannot exceed 610,000 during the term of the plan. We propose to increase this cap by 1,500,000 shares to 2,110,000 shares, enough to allow for expected grants of performance share awards in July 2005 and February 2006. Also, no more than 500,000 shares of restricted stock and DSUs that are performance based awards may be granted to any participant in any fiscal year of the company.
      Grants of restricted stock, DSUs and other stock-based awards are subject to vesting during a restriction period over at least three years except in cases of directors’ qualified retirement. As proposed to be amended, the grant, issuance or vesting of restricted stock would be based on satisfaction of pre-established objective performance criteria over a performance period of at least one year. Other stock-based awards may instead be granted in lieu of cash compensation payable to the participant.
      The continued service of the participant with the company or any of its subsidiaries or affiliates through the vesting date or dates will be a condition of vesting of restricted stock and DSUs, except in the event of a change in control or in connection with the participant’s termination of employment by reason of death, disability, or termination by the company without cause or by the participant for good reason, or except in cases of directors’ qualified retirement. The conditions for grant or vesting and the other provisions of restricted stock and DSU awards (including any applicable performance goals) need not be the same with respect to each recipient.
      The recipient of a restricted stock award will have, with respect to the shares of restricted stock, all of the rights of a stockholder of the company holding the type of shares that are the subject of the restricted stock, including, if applicable, the right to vote the shares and receive any cash dividends (which may be deferred by the committee and reinvested in additional restricted stock).
      In the case of restricted stock awards, unless otherwise provided in the applicable award agreement or the plan, upon a participant’s termination of employment for any reason during the restriction period or before the applicable performance goals are satisfied, all shares still subject to restriction will be forfeited by the participant.
      Tax Bonuses. At the time an award is granted, the committee may grant a participant the right to receive an additional cash bonus to be paid at the time an award results in income tax for the participant in an amount equal to such tax.

      Performance Goals May Apply to Stock Options, Stock Appreciation Rights, Restricted Stock, DSUs and Other Stock Based Awards. The committee may specify certain performance criteria which must be satisfied before stock options, stock appreciation rights, restricted stock, DSUs and other stock-based awards will be granted or will vest. The committee may not waive, in whole or in part, any performance goals or any restrictions applicable to a restricted stock or DSU award, except in the event of a change in control or in connection with the participant’s termination of employment by reason of death, disability, or termination by the company without cause or by the participant for good reason.
      “Performance goals” means the specific objectives that may be established by the compensation committee, from time to time, with respect to a grant, which objectives may be based on the attainment of specified levels of one or more of the following measures, as applicable: earnings per share, revenues, net profit after tax, gross profit, operating profit, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), cash flow, asset quality, stock price performance, unit volume, return on equity, change in working capital, return on capital or stockholder return. As proposed to be amended, the committee may adjust any evaluation of performance under a performance goal to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and the effect of any discontinued operations reported in the company’s consolidated statement of operations, and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the company’s annual report to stockholders for the applicable year. Where applicable, the performance goal may be expressed in terms of attaining a specified level of the selected criterion or the attainment of a percentage increase or decrease in the selected criterion, or may be applied to the performance of the company relative to a market index, a group of other companies or a combination thereof, all as determined by the compensation committee. Performance goals may relate to the performance of a business unit, product line, division, territory, or the company or a combination thereof. Performance goals established by the compensation committee may be different with respect to different grantees. The compensation committee has the authority to make equitable adjustments to any performance goal.
      With respect to grants made to executive officers, the vesting or payment of which are to be made subject to performance goals, the compensation committee may comply with the applicable provisions of section 162(m) of the Internal Revenue Code, including, without limitation, those provisions relating to the pre-establishment and certification of those performance goals. With respect to grantees who are not executive officers, performance goals may also include such individual or subjective performance criteria as the compensation committee may, from time to time, establish. Performance goals applicable to any grant may include a threshold level of performance below which no portion of the grant will become vested or payable, and levels of performance at which specified percentages of such grant will become vested or payable.
      Change In Control. Unless the committee determines otherwise in an award agreement, in the event of a change in control (as defined in the plan) of the company, all:

•	stock options, SARs or other awards that are not exercisable and vested will become fully exercisable and fully vested;

•	restrictions on outstanding awards of restricted stock or other awards will be immediately canceled; and

•	DSUs will be considered to be earned and payable in full, any deferral or other restriction will lapse, and all DSUs will be settled in cash as promptly as practicable following the change in control.
      Amendment and Termination. The board of directors has the right to amend, alter, suspend, or terminate the plan at any time, provided that no material amendment may be made without stockholder approval, and no other amendment or alteration, or any suspension, discontinuation or termination will be made without stockholder approval if the approval is required by applicable law, regulatory requirement or stock exchange or accounting rules, or if the board deems it necessary or desirable to qualify for or comply with any tax, applicable law, stock exchange, accounting or regulatory requirement. In addition, no such amendment, alteration, suspension, discontinuation or termination can be made, except as required by applicable law or stock exchange or accounting rules, without the consent of a participant if that action would impair the participant’s rights under any award. Unless earlier terminated by the board of directors, the plan will continue in effect until May 4, 2014.
      Repricings. The plan prohibits the repricing of stock options without the approval of stockholders. This provision applies to both direct repricings (lowering the exercise price of a stock option) as well as indirect repricings (canceling an outstanding stock option and granting a replacement stock option with a lower exercise price).

The following tax description is required by SEC regulations:
      U.S. Federal Income Tax Consequences. The following tax discussion is a brief summary of current U.S. federal income tax law applicable to stock options as of March 2005. The discussion is intended solely for general information and does not make specific representations to any option award recipient. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions such as estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.
      The grant of a non-qualified stock option (NSO) is not a taxable event for the optionee and the company obtains no deduction from the grant of the NSO. Upon the exercise of a NSO, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be taxed to the optionee as ordinary income. The company will be entitled to a deduction in the same amount. In general, the optionee’s tax basis in the shares acquired by exercising a NSO is equal to the fair market value of such shares on the date of exercise. Upon a subsequent sale of any such shares in a taxable transaction, the optionee will realize capital gain or loss (long-term or short-term, depending on how long the shares were held before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.
      Special rules apply if an optionee pays the exercise price upon exercise of NSOs with previously acquired shares of stock. Such a transaction is treated as a tax-free exchange of the old shares for the same number of new shares. To that extent, the optionee’s basis in a portion of the new shares will be the same as his or her basis in the old shares, and the capital gain holding period runs without interruption from the date when the old shares were acquired. The optionee will be taxed for ordinary income on the amount of the difference between (a) the value of any new shares received and (b) the fair market value of any old shares surrendered plus any cash the optionee pays for the new shares. The optionee’s basis in the additional shares (i.e., the shares acquired upon exercise of the option in excess of the shares surrendered) is equal to the fair market value of such shares on the date the shares were transferred, and the capital gain holding period commences on the same date. The effect of these rules is to defer the date when any gain in the old shares that are used to buy new shares must be recognized for tax purposes. Stated differently, these rules allow an optionee to finance the exercise of a NSO by using shares of stock that he or she already owns, without paying current tax on any unrealized appreciation in those old shares.
      In general, no taxable income is realized by an optionee upon the grant of an incentive stock option (ISO). If shares of common stock are issued to a participant pursuant to the exercise of an ISO granted under the plan and the participant does not dispose of such shares within the two-year period after the date of grant or within one year after the receipt of such shares by the participant (a “disqualifying disposition”), then, generally (a) the participant will not realize ordinary income upon exercise and (b) upon sale of such shares, any amount realized in excess of the exercise price paid for the shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an incentive stock option exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.” The company will not be entitled to a deduction if the participant disposes of the shares other than in a disqualifying disposition.

      If shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares. The company will be entitled to a deduction generally equal to the amount of the ordinary income recognized by the participant.
      Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as a non-qualified stock option as discussed above.
      Potential Limitation on Company Deductions. Internal Revenue Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the company, may cause this limitation to be exceeded in any particular year.
      Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with applicable U.S. Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that: either (a)(i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, (ii) the per-employee limitation is approved by the stockholders, (iii) the option is granted by a compensation committee comprised solely of “outside directors” (as defined in Section 162(m)) and (iv) the exercise price of the options is no less than the fair market value of the stock on the date of the grant; or (b) the option is granted by a compensation committee comprised solely of “outside directors” and is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal approved by stockholders and established by the compensation committee while the outcome is substantially uncertain. The plan is designed to allow grants of stock options that are “performance based” within this definition.
      Excess Parachute Payment. As noted above, the plan generally provides for accelerated vesting or payment of an award in connection with a change in control of the company. In the event that occurs and depending upon the individual circumstances of the participant, those benefits may constitute “excess parachute payments” under the golden parachute tax provisions of the Code. Pursuant to those provisions, an employee will be subject to a 20% excise tax on any parachute payments, and the company will not be permitted to take a deduction for those payments.

Proposal 3.	Ratify Appointment of KPMG LLP as Independent Registered Public Accounting Firm of the Company for 2005.
      The audit committee, comprised of independent members of the board, has appointed KPMG LLP as the independent registered public accounting firm of the company for the 2005 fiscal year ending December 25, 2005. In taking this action, the audit committee considered carefully KPMG LLP’s performance for the company in that capacity since its retention in 1997, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Although the audit committee has sole authority to appoint auditors, the members of the audit committee value stockholders’ views on the company’s independent auditors. For this reason, there will be presented at the annual meeting a proposal for ratification of the appointment of KPMG LLP. The audit committee believes ratification is advisable and in the best interests of the stockholders. If the stockholders do not ratify the appointment of KPMG LLP, the audit committee will take that fact into consideration, but may, nevertheless, continue to retain KPMG LLP. Representatives of KPMG LLP are expected to be present at the annual meeting of stockholders, where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm

Disclosure of Auditor Fees
      The following table shows the fees billed to the company by KPMG LLP during the years ended December 26, 2004 and December 28, 2003:

Type of Fee	2004	2003

Audit Fees — fees for KPMG’s audit of the company’s annual consolidated financial statements and its audit of internal control over financial reporting, its review of consolidated financial statements included in our quarterly reports on Forms 10-Q, services provided in connection with regulatory filings with the SEC, and statutory audits for foreign subsidiaries	$2,643,600	$814,353
Audit-Related Fees — fees for advisory services related to Section 404 of the Sarbanes-Oxley Act of 2002	$—	$107,247
Tax Fees — fees for professional services related to tax compliance, tax advice or tax planning, primarily for non-U.S. locations	$28,600	$26,300
All Other Fees — fees paid by the company to KPMG for other services	$—	$—

Pre-approval of Independent Auditor Fees
      The audit committee of the board of directors has adopted a pre-approval policy under which the audit committee approves in advance all audit and non-audit services to be performed by the company’s independent auditors. Pursuant to this policy, the audit committee has approved retaining the independent auditors to perform certain specified non-audit services, provided that each such service is for a fee of less than $50,000, and also provided that all such pre-approved services are reviewed at the first audit committee meeting following the retention in question. Any other engagement for non-audit services not pre-approved under the policy must be specifically pre-approved by the audit committee.
      The board of directors recommends voting “for” ratification of KPMG LLP’s appointment as the company’s independent registered public accounting firm for the 2005 fiscal year.

Proposal 4.	Other Business
      The board of directors is not aware of any other business to be presented at the 2005 annual meeting of stockholders. If any other matter should properly come before the annual meeting, however, the enclosed proxy confers discretionary authority with respect to such matter.
CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES
Governance at Fairchild Semiconductor
      The board of directors believes the company has implemented effective corporate governance policies and observes good corporate governance procedures and practices. We have formal principles of corporate governance, charters of our standing committees of the board, a corporate code of ethics and procedures for reporting stock trades and other transactions by directors and executive officers. We have reviewed our corporate governance practices and have found that in general our existing governance structure, policies and procedures comply with the rules and accepted practices of the Securities and Exchange Commission and the New York Stock Exchange. Our corporate governance guidelines are available, free of charge, through our Corporate Governance website at http://governance.fairchildsemi.com which can also be accessed by visiting our investor relations web site at http://investor.fairchildsemi.com and clicking on “Corporate Governance”.
      In addition to complying with the applicable corporate governance rules and accepted practices, we believe that our Restated Certificate of Incorporation includes several provisions generally perceived by stockholders as favorable to good corporate governance. For example, our entire board of directors is required to be elected annually, stockholders have cumulative voting rights in the election of directors and stockholders have the right to act by written consent. The board also holds regular meetings of its non-management members, and conducts a comprehensive annual review of the independence of all non-management directors.

      Senior Officer Code of Ethics. We believe that our code of ethics, which was adopted in 2000, satisfies the standards promulgated by the Securities and Exchange Commission and the New York Stock Exchange. The code of ethics applies to all directors, officers and employees, including our chief executive officer, our chief financial officer and our principal accounting officer. Our code of ethics is available, free of charge, through our Corporate Governance website at http://governance.fairchildsemi.com which can also be accessed by visiting our investor relations web site at http://investor.fairchildsemi.com and clicking on “Corporate Governance”. The code of ethics was also filed as an exhibit to our annual report on Form 10-K for the year ended December 29, 2002.
      Meetings. The board of directors held four meetings during 2004. All of the directors except Mr. Cashin attended 75% or more of the meetings of the board of directors and the committees of the board on which they served during 2004.
      The company’s corporate governance guidelines require the non-management directors to meet in executive session at least quarterly. During 2004 the board of directors held four meetings of its non-management members. In August 2004 the non-management directors elected Mr. William N. Stout as lead non-management director. Mr. Stout presides at all meetings of the non-management directors. Prior to August 2004 the presiding director for executive sessions was chosen by the board of directors on a rotating basis. The company has instituted a procedure through which interested parties can make their concerns known to the non-management directors either individually, or as a group. These procedures are available through our Corporate Governance website at http://governance.fairchildsemi.com. The site can also be accessed by visiting our investor relations web site at http://investor.fairchildsemi.com and clicking on “Corporate Governance”.
      We require our board members to attend the annual stockholders’ meeting, it being understood that sometimes a director may have to miss the meeting for valid reasons. All of the directors on the board at the time and standing for re-election attended the company’s 2004 annual meeting of stockholders.
      Director Independence. New York Stock Exchange rules require a majority of our board of directors to be independent of the company and its management. The board of directors is required under these rules to make affirmative independence determinations based on all relevant facts and circumstances as well as under specific rules which were revised by the NYSE in 2004. Our board has affirmatively determined that Messrs. Carinalli, Cashin, Clough, Friel, Magnanti, Roub, Shelly and Stout are independent under these rules. Mr. Pond and Mr. Martin are not independent because they are employees of the company. Mr. Cashin is not standing for re-election in 2005. In making these determinations, the board considered all facts and circumstances that might bear on the materiality of a director’s relationship with the company, including those relating to organizations with which the director has an affiliation.
Board Committees
      The board of directors currently has three standing committees — the compensation committee, the audit committee and the nominating and governance committee.
      Audit Committee. The audit committee meets with management, the company’s independent auditors and its internal auditors to consider the adequacy of the company’s internal controls and other financial reporting and disclosure matters. As required by the Sarbanes-Oxley Act of 2002 and implementing rules of the Securities and Exchange Commission, the audit committee is directly responsible for the engagement, including the appointment, compensation, retention and oversight of the work of, the company’s independent auditors, and the independent auditors report directly to the audit committee. The committee discusses with the independent auditors their audit procedures, including the proposed scope of their audit and the audit results and, in connection with determining their independence, reviews the services performed by the independent auditors. The audit committee held eleven meetings during 2004. The current chairman of the audit committee is Mr. Roub and its other members are Mr. Carinalli, Mr. Cashin, Mr. Friel and Mr. Stout. Our board of directors has determined that all members of the audit committee satisfy both New York Stock Exchange and SEC standards for independence. The board has also determined that each member of the audit committee is financially literate under current New York Stock Exchange standards and that Mr. Roub and Mr. Friel qualify as “audit committee financial experts” under rules of the Securities and Exchange Commission and as “financial experts” under New York Stock Exchange rules.
      The audit committee is governed by a written charter which is available free of charge through our Corporate Governance website at http://governance.fairchildsemi.com, which can also be accessed by visiting our investor relations web site at http://investor.fairchildsemi.com and clicking on “Corporate Governance”. SEC regulations require that the charter of the audit committee be included in the proxy statement at least once every three years. We first included our audit committee’s charter in our 2001 proxy statement. In response to the requirements of the Sarbanes-Oxley Act and then-proposed New York Stock Exchange listing standards, the board of directors revised the audit committee charter in November 2002, and we included a copy of the revised audit committee charter in our 2003 proxy statement. The audit committee charter has not been amended since November 2002.
      The board has instituted procedures for individuals to report complaints about the company’s accounting, internal accounting controls or auditing matters to the audit committee. These procedures are disclosed on our Corporate Governance website at http://governance.fairchildsemi.com which can also be accessed by visiting our investor relations web site at http://investor.fairchildsemi.com and clicking on “Corporate Governance”. The board has also instituted a toll-free telephone hotline for employees to submit, anonymously and confidentially, concerns regarding questionable accounting or auditing matters and other legal compliance concerns.
      Compensation Committee. The compensation committee reviews and recommends actions to the board of directors on such matters as salary and other compensation of officers, the administration of certain benefit plans and director compensation. The compensation committee also has the authority to administer, grant and award stock and stock options under the company’s stock option and employee stock purchase plans. The compensation committee held six meetings in 2004. The current chairman of the compensation committee is Mr. Shelly and its other current members are Mr. Clough, Mr. Magnanti and Mr. Stout. The board of directors has determined that all members of the compensation committee are independent under current New York Stock Exchange rules.
      Nominating and Governance Committee. The nominating and governance committee is generally responsible for developing and recommending to the board the corporate governance guidelines applicable to the company, and making recommendations to the board regarding nominees for election to the board, succession planning, organization and responsibilities of board committees, reviewing the general responsibilities and functions of the board, and overseeing the evaluation of the board and management. The nominating and governance committee is governed by a charter which is available free of charge through our Corporate Governance website at http://governance.fairchildsemi.com which can also be accessed by visiting our investor relations web site at http://investor.fairchildsemi.com and clicking on “Corporate Governance”. The board of directors has determined that all members of the nominating and governance committee are independent under current New York Stock Exchange rules. The nominating and governance committee held three meetings during 2004. The current chairman of the nominating and governance committee is Mr. Clough and its other current members are Mr. Carinalli, Mr. Magnanti and Mr. Shelly.
Stockholder Recommendations for Director Candidates
      The nominating and governance committee will consider director candidates recommended by stockholders of the company. Any stockholder who wishes to recommend a prospective board nominee for the committee to consider can write to the Nominating and Governance Committee, Fairchild Semiconductor International, Inc., 82 Running Hill Road, South Portland, Maine 04106. All recommendations will be received by the office of the secretary of the board of directors and referred to the nominating and governance committee.
      The nominating and governance committee evaluates candidates, whether or not recommended by stockholders, based on the candidates’ level and diversity of experience and knowledge (including generally and with specific application to the semiconductor industry and issues relevant to the company), skills, education, reputation and integrity, professional stature and other factors that may be relevant depending on the particular candidate and the need, size and composition of the board at a particular time, including the need to have a broad mixture of skills, experience and perspectives on the board. Accordingly, one or more of these factors may be given more weight in a particular case, no single factor would be viewed as determinative, and the committee has not specified any minimum qualifications that the committee believes must be met by any particular nominee. The nominating and governance committee receives recommendations for board members from professional recruiters, other board members, personal contacts and industry sources, among other sources. Professional recruiters earn a fee from the company in exchange for searching for and screening candidates, providing access to a list of potential candidates maintained by the recruiter, evaluating candidates’ interest, reviewing candidates’ qualifications at a preliminary level and reporting on these activities to the nominating and governance committee.
Stockholder Communications with the Board
      Stockholders may communicate with the board or any member of the board or its committees regarding any matter by calling, writing to or e-mailing the board. The procedures governing these communications may be reviewed on our Corporate Governance website at http://governance.fairchildsemi.com which can also be accessed by visiting our investor relations web site at http://investor.fairchildsemi.com and clicking on “Corporate Governance”. All communications will be received and processed by the office of the secretary of the board of directors. Communications addressed to a specific committee, director or group of directors, including the current presiding director of the non-management directors (currently Mr. William Stout), or the non-management directors individually or as a group, will be received by the secretary and forwarded by the secretary to that committee, director or group of directors. All communications sent to the board without specified addressees will be received and reviewed by the secretary and forwarded to the appropriate board member or committee. However, the board has instructed the secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature.
Report of the Audit Committee
      In accordance with the audit committee charter, the audit committee reviews the company’s financial reporting process on behalf of the board. In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements contained in the company’s 2004 annual report on SEC Form 10-K with the company’s management and independent auditors. Management is responsible for preparing the financial statements and for designing and implementing the reporting process, including the system of internal controls, and has represented to the audit committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors are responsible for expressing opinions on the conformity of those audited financial statements with accounting principles generally accepted in the United States, management’s assessment of the effectiveness of the company’s internal control over financial reporting and the effectiveness of the company’s internal control over financial reporting.
      The audit committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the committee has discussed with the independent auditors the auditors’ independence from the company and its management, including the matters in the written disclosures and letter which were received by the committee from the independent auditors as required by Independence Standard Board No. 1, Independence Discussions with Audit Committees, as amended. The audit committee also considered whether the independent auditors’ provision of non-audit services to the company is compatible with the auditors’ independence. Following the reviews and discussions referred to above, the committee recommended to the board that the audited financial statements be included in the company’s annual report on SEC Form 10-K for the year ended December 26, 2004.

AUDIT COMMITTEE

Bryan R. Roub, Chairman
Charles P. Carinalli
Richard M. Cashin, Jr.
Robert F. Friel
William N. Stout
DIRECTOR COMPENSATION
      Since mid-2003, non-employee directors have received $35,000 per year for service on the board of directors, plus $1,500 for meetings of the board or committees attended in person and $500 for meetings attended by teleconference (except for committee meetings held in conjunction with board meetings). Committee chairs have been paid an additional retainer of $3,000 per year. Non-employee directors have also received a grant of 20,000 stock options upon initial election to the board and grants of 15,000 options per year of service, subject to vesting in one-quarter increments on each of the first four anniversaries of the grant date. Non-employee directors have also had the right to receive DSUs at a 25% discount in lieu of their annual cash retainer, with the discount subject to vesting over the one-year period following the grant date.
      Earlier this year, the compensation committee undertook a reassessment of the board’s director compensation practices in recognition of the increased expectations and responsibilities faced by directors of public companies following adoption of the Sarbanes-Oxley Act, new regulatory and stock exchange requirements, and director compensation trends at comparable high-technology public companies. Based on the research and advice of outside consultants retained by and reporting to the independent compensation committee, the committee recommended to the board of directors the following revised director compensation program, which the board approved in March 2005. See “Report of the Compensation Committee” below.
      Under the revised program, non-employee directors receive a cash retainer of $50,000 per year and meeting fees have been eliminated. Committee members receive an additional $5,000 annual retainer per committee served, and committee chairs receive an additional $10,000 annual cash retainer. Under the Fairchild Semiconductor Stock Plan, as proposed to be amended under Proposal 2, above, non-employee directors will no longer receive stock option grants. Instead, reflecting the company’s movement to alternative equity compensation vehicles, and to better align director compensation with stockholders’ interests, the plan provides for a non-employee director to receive an award of 10,000 DSUs upon his or her initial appointment to the board, and an award of 7,000 DSUs per year of service on the board, with “year” for this purpose meaning the director’s term following election at the annual stockholders’ meeting. The annual DSU grants would be made following the stockholders’ meeting. All non-employee directors’ DSU awards will vest in one-third increments on the first three anniversaries of the grant date, subject to earlier vesting upon a director’s retirement from the board after age 65, or after age 55 if the director’s age plus years of service on the board equal 65 or more. Non-employee directors would receive shares underlying vested DSUs on the earliest to occur of (1) the end of the director’s service on the board for any reason other than removal for cause, (2) the director’s disability (as defined in the plan), (3) the director’s death or (4) the date chosen by the director at the time of the award. The date chosen must be a minimum of three years following the grant date, or such longer minimum period as established by the compensation committee. The committee has initially set this period at five years.
      Mr. Pond and Mr. Martin, who are employees of the company, do not receive any fees or additional compensation or equity awards for service as members of the board of directors. All directors are reimbursed for expenses incurred in attending board meetings.

      Stock Ownership Guidelines for Non-Employee Directors. Based on the recommendation of the compensation committee, our board of directors has adopted stock ownership guidelines for non-employee directors. Under the guidelines, each non-employee director is expected to maintain ownership of 20,000 shares of company common stock at all times during his or her membership on the board. Ordinary shares of common stock, however acquired, and vested DSUs count toward the ownership guidelines. Stock options, whether or not vested, and unvested DSUs do not count. Since this program is being instituted for the first time in connection with the new equity compensation program described above, current non-employee directors will have five years to satisfy the ownership guidelines, as will new directors joining the board following adoption of the guidelines.

EXECUTIVE COMPENSATION
      The following table shows the compensation received during the last three fiscal years by our chief executive officer and the four other most highly compensated executive officers of the company.
Summary Compensation Table

					Long Term Compensation

					Restricted stock
		Annual Compensation			awards/DSUs		Number of
	Fiscal			Other Annual	($ value at		stock options	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	grant)(3)		(in shares)(4)	Compensation(5)

Kirk P. Pond	2004	$659,923	$1,079,578	$142,022	$1,366,559	(6)	288,123	$116,524
Chairman of the Board	2003	630,897	442,047	149,706	4,406,591	(7)	250,000	50,053
of Directors, President	2002	599,711	230,814	78,958	0		1,087,411	34,963
and Chief Executive Officer

Joseph R. Martin	2004	399,953	523,432	90,451	683,289	(8)	144,062	130,050
Vice Chairman of the	2003	382,362	238,140	104,527			0	33,089
Board of Directors, and	2002	363,462	108,801	61,252	0		852,407	16,559
Senior Executive Vice President

Daniel E. Boxer	2004	369,957	423,653	97,841	455,526	(9)	96,041	25,860
Senior Executive Vice President,	2003	353,685	192,745	123,772	0		0	4,393
and Secretary	2002	336,202	86,999	58,618	0		427,604	665

Izak Bencuya	2004	317,423	578,871	1,682	162,113	(10)	53,679	14,634	(11)
Executive Vice President and	2003	293,276	141,750	—	249,171	(12)	135,000	8,062
General Manager, Power	2002	249,880	17,542	—	—		159,502	7,196	(13)
Discrete Group; Chief Strategy
Officer

Laurenz Schmidt	2004	317,423	299,660	51,264	140,498	(14)	46,522	82,564	(15)
Executive Vice President,	2003	294,202	141,750	174	134,171	(16)	35,000	27,469	(17)
Global Operations	2002	249,880	35,888	36	0		72,200	330

(1)	Reflects annual bonus earned based on the company’s financial performance in the corresponding year and paid in that year or the following year. For Dr. Bencuya in 2004, includes $222,058 for retention bonus.

(2)	Amounts shown for 2004 include the value of perquisites and related income taxes, including $61,657, $56,993 and $40,734 for automobile expenses and related income taxes for Mr. Pond, Mr. Martin and Mr. Boxer respectively. Amounts shown for 2004 for Mr. Pond, Mr. Martin and Mr. Boxer also include $42,997, $24,423 and $36,127, respectively, for legal expenses and related income taxes. Amounts shown for 2004 for Mr. Pond and Dr. Bencuya include $37,102 and $1,682, respectively, for taxes paid by the company relating to the grant of DSUs. Amount shown for 2004 for Mr. Schmidt includes $50,359 for taxes paid by the company relating to relocation expenses. Amounts shown for 2003 for Mr. Pond, Mr. Martin and Mr. Boxer include the value of perquisites and related income taxes, including $66,984, $48,295 and $39,261, respectively, for automobile expenses and related income taxes. Amounts shown for 2003 for Mr. Pond, Mr. Martin and Mr. Boxer also include $41,876 each for legal expenses and related income taxes. Amounts shown for 2002 for Mr. Pond, Mr. Martin and Mr. Boxer include the value of perquisites and related taxes, including $62,316, $54,204 and $42,277, respectively, for automobile expenses and related income taxes.

(3)	The company has never paid a dividend and currently has no plans to do so. If, however, any dividends are paid on the company’s common stock, holders of restricted shares or DSUs would generally be credited with additional restricted shares or DSUs having a value equal to declared dividends.

(4)	For Mr. Pond, Mr. Martin and Mr. Boxer, options granted in 2002 include replacement options granted in exchange for the cancellation of all options received by those executives in 2000. These executives received replacement grants in 2002 of options to purchase 55% of the number of shares underlying the cancelled 2000 options. For Mr. Martin and Mr. Boxer, options granted in 2002 also include 200,000 options and 100,000 options, respectively, granted in lieu of options under the company’s main employee grant in 2003, in accordance with those executives’ amended employment agreements. See “Options Granted in Last Fiscal Year” and “Employment Agreements” below.

(5)	Except as separately noted below for Dr. Bencuya in 2004 and 2002 and Mr. Schmidt in 2004 and 2003, all amounts shown reflect the value of life insurance and long term care premiums and contributions and allocations to defined contribution retirement plans and, for 2004 only, disability insurance premiums.

(6)	Represents 69,545 DSUs which vest in 25% increments on each of the first four anniversaries of the grant date assuming continued employment, and will vest on an accelerated basis upon Mr. Pond’s retirement. The dollar value of these DSUs at the end of our last fiscal year was $1,131,497.

(7)	Represents 408,334 DSUs, of which 325,000 will vest in full on March 11, 2007, four years from the date of grant, if Mr. Pond remains in service as an employee and consultant through the term of his employment agreement, and will vest on an accelerated basis in installments based on the achievement of succession milestones. See “Employment Agreements — Kirk P. Pond.” The dollar value of these DSUs at the end of our last fiscal year was $6,643,594.

(8)	Represents 34,773 DSUs which vest in 25% increments on each of the first four anniversaries of the grant date assuming continued employment, and will vest on an accelerated basis upon Mr. Martin’s retirement. The dollar value of these DSUs at the end of our last fiscal year was $565,757.

(9)	Represents 23,182 DSUs which vest in 25% increments on each of the first four anniversaries of the grant date assuming continued employment, and will vest in their entirety on an accelerated basis upon Mr. Boxer’s retirement. The dollar value of these DSUs at the end of our last fiscal year was $377,171.

(10)	Represents 8,250 DSUs which vest in 25% increments on each of the first four anniversaries of the grant date, assuming continued employment. The dollar value of these DSUs at the end of our fiscal year was $134,228.

(11)	Includes $740 for a patent award, $2,650 for long term care premiums, $1,350 for long term disability premiums, $371 for life insurance premiums and $9,523 of contributions to defined contribution retirement plans.

(12)	Represents 21,667 DSUs which vest in 25% increments on each of the first four anniversaries of the grant date, assuming continued employment. The dollar value of these DSUs at the end of our fiscal year was $352,522.

(13)	Includes $6,865 for a patent award and $331 for life insurance premiums.

(14)	Represents 7,150 DSUs which vest in 25% increments on each of the first four anniversaries of the grant date, assuming continued employment. The dollar value of these DSUs at the end of our fiscal year was $116,331.

(15)	Includes $68,000 for relocation expenses, $3,319 for long term care premiums, $1,350 for long term disability premiums, $371 for life insurance premiums, $9,523 of contributions to defined contribution retirement plans.

(16)	Represents 11,667 DSUs which vest in 25% increments on each of the first four anniversaries of the grant date, assuming continued employment. The dollar value of these DSUs at the end of our last fiscal year was $189,822.

(17)	Includes $16,220 for relocation expenses, a signing bonus payment of $9,519, $229 for life insurance premiums and a $1,501 contribution to a defined contribution retirement plan.

Options Granted in Last Fiscal Year
      The following table provides information about stock options granted during 2004 to the executive officers named in the Summary Compensation Table.

					Potential Realizable Value at
		Percentage of			Assumed Annual Rates of
	Number of	All Options			Stock Price Appreciation for
	Shares	Granted to All			Option Term(1)
	Underlying	Employees in	Exercise	Expiration
	Options(2)	2004(%)	Price	Date	5%	10%

Kirk P. Pond	288,123	6.9%	$19.65	5-5-12	$2,703,170	$6,474,562
Joseph R. Martin	144,062	3.5	$19.65	5-5-12	1,351,590	3,237,292
Daniel E. Boxer	96,041	2.3	$19.65	5-5-12	901,057	2,158,187
Izak Bencuya	53,679	1.3	$19.65	5-5-12	503,616	1,206,249
Laurenz Schmidt	46,522	1.1	$19.65	5-5-12	436,469	1,045,420

(1)	Reflects net pre-tax gains which would be recognized at the end of the option’s 8-year term if the executive exercised all of the reported options on the last day of the term and our stock price had grown at the 5% and 10% assumed annual growth rates set by the Securities and Exchange Commission. Amounts shown are not intended to forecast future appreciation in the price of our common stock.

(2)	Options vest in 25% increments on each of the first four anniversaries of the grant date if the executive remains employed on those dates, or, in the case of Mr. Pond, Mr. Martin and Mr. Boxer, earlier upon certain events as provided in their employment agreements. See “Employment Agreements” below.
Options Exercised During Last Fiscal Year and Option Values at End of Last Fiscal Year
      The following table provides information about option exercises during 2004, and the number and value of stock options held at the end of 2004, by the executive officers named in the Summary Compensation Table.

			Number of Shares		Net Value of
			Underlying Unexercised		Unexercised In-the-Money
			Options at Year-End		Options at Year-End(1)
	Shares Acquired	Value
	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Kirk P. Pond	275,000	$3,361,490	682,900	1,307,634	$1,680,293	$1,722,338
Joseph R. Martin	170,000	1,485,899	407,200	743,269	1,203,968	827,963
Daniel E. Boxer	—	—	312,500	395,645	807,648	597,963
Izak Bencuya	—	—	205,950	277,231	550,088	482,963
Laurenz Schmidt	—	—	165,700	126,522	1,776,030	1,865,550

(1)	Reflects pre-tax amounts determined by subtracting the exercise price from $16.27, the fair market value of our common stock on the last trading day of our 2004 fiscal year.

Securities Authorized for Issuance Under Equity Compensation Programs
      The following table provides information about the number of stock options and DSUs outstanding and authorized for issuance under all equity compensation plans of the company on December 26, 2004. The notes under the table provide important additional information.

Number of Shares
	Number of Shares		Remaining Available
	of Common Stock		for Future Issuance
	Issuable Upon the		at Year-End
	Exercise of	Weighted-Average	(Excluding Shares
	Outstanding	Exercise Price	Underlying
	Options and	of Outstanding	Outstanding Options
	DSUs(1)	Options(2)	and DSUs)(3)

Equity compensation plans approved by stockholders(4)	24,055,636	$19.46	2,014,522 (5)
Equity compensation plans not approved by stockholders(6)	575,000	$13.26	—

Total	24,630,636	$19.32	2,014,522

(1)	Other than as described here, the company had no warrants or rights outstanding or available for issuance under any equity compensation plan at December 26, 2004.

(2)	Does not include shares subject to DSUs and restricted shares, which do not have an exercise price.

(3)	Does not include 2,300,000 shares for which stockholder approval is being sought under Proposal 2 of this proxy statement.

(4)	Shares issuable include 1,479,604 options under the 2000 Executive Stock Option Plan (2000 Executive Plan), which was approved by stockholders in 2000, and 22,145,908 options and 430,124 DSUs under the Fairchild Semiconductor Stock Plan (Stock Plan), which was approved by stockholders in 2004.

(5)	Shares remaining available for grant under amounts permitted in the plans include 192,065 options under the 2000 Executive Plan and 1,642,581 options under the Stock Plan, as well as 179,876 DSUs under the Stock Plan.

(6)	Includes 325,000 and 50,000 DSUs granted outside the Stock Plan in 2003 and 2004, respectively, and 200,000 options granted outside the Stock Plan in 2004, all associated with CEO succession and recruitment-related grants. See “Employment Agreements” below.
      The material terms of the 2000 Executive Plan are described in Note 8 to the company’s consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 26, 2004, and the 2000 Executive Plan is included as an exhibit to that annual report. The material terms of the Stock Plan are described under Proposal 2 in this proxy statement, and the Stock Plan is included as Exhibit A to this proxy statement.
Report of the Compensation Committee
      One of our principal roles as the compensation committee of the board of directors is to design, establish, and oversee the company’s executive and key employee compensation policies and programs and also recommend to the board of directors the company’s overall compensation philosophy. Under our committee charter (available at http://governance.fairchildsemi.com and from the company; see “How to Get More Information” on page 41), our committee is responsible for setting the CEO’s compensation and for approving the compensation of other officers. In carrying out our roles, we believe it is important to align executive and key employee compensation programs with company values and objectives, business strategies, management initiatives, business financial performance, individual performance and increased stockholder value.
      Compensation Philosophy. The committee intends to apply a consistent philosophy to the compensation programs for all employees, including executive officers, which is based on the premise that the achievements of the company result from the coordinated efforts of all individuals working toward common objectives. The company seeks to achieve those objectives by striving to exceed the expectations of our customers and stockholders.
      Under the supervision of the compensation committee, the company has developed a compensation policy that is designed to:

•	attract and retain talented employees, especially those who have been key to the company’s success to date;

•	reward employees for actions that result in the long-term maximization of stockholder value; and

•	reward results with respect to the financial and operational goals of the company.
      The guiding principle of the committee is to establish a compensation program that aligns executive and employee compensation with the company’s objectives and business strategies along with operational and financial performance in order to drive increased stockholder value. Accordingly, each key employee’s compensation is comprised of three elements: (1) base salary which reflects an individual’s responsibilities, performance and expertise and is designed to be competitive with salary levels in effect at high-technology companies of the same size and region; (2) annual cash bonuses tied to the company’s achievement of specified financial goals as well as group and individual goals; and (3) equity-based awards which strengthen the alignment of interests between key employees and the company’s stockholders, emphasize pay-for-performance and also act to retain key employees.
      Base Salary. The committee establishes the salary for the chief executive officer, approves the salaries of other officers and key employees on the basis of personal performance, consults with executive compensation experts and reviews available data, including published salary surveys and data from information filed with the SEC regarding compensation of officers of comparably sized semiconductor and high-technology companies. The committee has also reviewed the compensation of other officers of the company and believes such compensation to be in line with that paid by comparable high-technology companies.
      Annual Cash Bonuses. Under the Enhanced Fairchild Incentive Plan, a target bonus amount is set for executive officers and key employees at between 10% and 100% of base salary (the “target amount”), and they can earn more or less than the target amount depending upon the extent to which the company achieves or exceeds target financial performance goals established for each fiscal year. In 2004, the committee initiated and approved important changes to this program to take effect in 2005, as described further below.
      Equity Based Awards. The company has historically granted stock options to officers and key employees, designed to align the interests of employees with those of stockholders. We have made significant changes to our equity compensation program over the past several years, as further described below and in Proposal 2, to reduce the dilutive effects of our equity compensation programs, and this year we expect to introduce the pay-for-performance concept to our equity awards, subject to stockholder approval of Proposal 2.
      2004 Activities and Actions. In 2004, the compensation committee’s activities and actions fell into two principal categories:

•	those relating to tying overall compensation to performance — at the company, business group and individual levels; and

•	those relating to our continuing effort, since 2002, to revise the company’s equity compensation program to reduce the emphasis on traditional stock options and to adopt new equity compensation delivery vehicles that are more attractive to our investors and also satisfy our compensation and employment objectives, including those relating to performance.
      Emphasizing Performance. Our annual cash bonus program has since its inception been based entirely on the company’s financial performance. Every employee’s annual bonus, from the CEO to the lowest-ranking employee, has been conditioned upon achieving financial performance goals, which are set at the beginning of each year by the committee. Reflecting the transition of the company from a leveraged start-up in 1997 to today’s public corporation with a more typical capital structure, in 2004 we changed the financial performance measure from EBITDA (earnings before interest, taxes, depreciation and amortization) to EBIT (earnings before interest and taxes), based on the advice of compensation consultants retained and reporting to our committee. We believe using the EBIT measure better aligns the performance goals with the interests of today’s stockholders.
      In addition, for the CEO and other officers of the company and approximately 560 key employees, we added business group and individual-level performance goals to the cash bonus program. To understand this change, some background on how our cash bonus program works is necessary. Under the program, each participant is assigned a “target” participation level which generally reflects his or her rank and is expressed as percentage of his or her base salary — for example 35%, typically the Vice President level. If the company achieves 100% of its EBIT goal (known as the “target” goal), then the participant will receive 100% of his or her target participation level, or in this example 35% of his or her base salary. The participant would receive proportionally more to the extent the company exceeds the target goal, or proportionally less to the extent the company fails to achieve the target goal, and may receive nothing at all if the company’s performance falls below 50% of the target goal.
      Before 2004, officers and key employee participants in the plan could receive more than 100% of their target participation level, up to 200% of the target amount if, and to the extent that, the company exceeded the target goal. Although this additional incentive is desirable to drive exceptional results, the committee felt it was necessary to add measures of individual and group performance to the program as conditions of receiving more than the target bonus amount, as a means of driving personal and group accountability. Accordingly, under our revised program, individual and group performance goals are set for these participants at the beginning of each year. Bonuses up to the target level bonus remain tied solely to the EBIT goal. However, bonuses above the 100% target level, are now awarded on a discretionary basis by the CEO and business group leaders based on whether those group and individual goals have been achieved. For 2004, based on the company’s financial performance (EBIT), the committee determined that bonuses would be paid at the 160% level, meaning that employees received 160% of their target participation levels. For example, for 2004 a key employee with a target participation level of 35% was eligible to receive up to 56% (160% x 35%) of his or her base salary as a cash bonus, with the portion above 35% of base salary awarded on the discretionary basis described above.
      For 2005, we are evolving our equity compensation programs to a run rate and equity expense that we believe will meet the expectations of our stockholders and institutional investors by offsetting increases to cash bonus incentives with a reduction of shares granted. We believe this new mix of cash and equity incentives will strengthen our pay-for-performance philosophy by linking both performance share awards and variable cash compensation to visible and measurable financial goals at the corporate level and more specific goals at the operational level. We also believe these changes will increase our ability to retain executives, and through the use of full-value performance shares decrease future exposure to underwater option issues.
      New Equity Compensation Delivery Vehicles. Our emphasis on performance will also be reflected in our equity compensation program. Like most technology companies, we have historically granted stock options to provide long-term incentives for executive officers and key employees. Option grants are designed to align the interests of officers and employees with those of the stockholders and to provide each individual with a significant incentive to manage the company from the perspective of an owner and to remain employed by the company. Following a review of the company’s equity compensation program, which included the recommendations of outside consultants retained by and reporting to the committee, the committee in 2003 recommended to the board that the company utilize alternative methods of delivering equity-based compensation awards, including awards of restricted stock, DSUs and stock appreciation rights. The committee believes that such alternative types of awards can help to enhance the long-term retention and incentive effects of equity awards, as well as reduce stockholder dilution since fewer full-value awards (as compared to options) can deliver the same amount of value to an employee. The first awards of DSUs were made as part of the 2003 annual equity award grant, and in 2004 the company granted approximately 320,000 DSUs.
      As part of our continuing review of the equity program, the committee initiated, and worked closely with management to develop, the “performance share” program described under Proposal 2 in this proxy statement. For 2005, if stockholders approve Proposal 2, performance shares will be used instead of DSUs as the primary full-value award vehicle as we continue to study further alternatives to reduce the emphasis on stock options. Our planned 2005 program will drive the stock option and performance share distribution lower into the organization. Equity awards will be granted using a 50/50 split (i.e., 50% options and 50% performance shares granted at a 1-share-to-3-option ratio). For example, a participant who, under the former program, would have received 300 options will now receive 150 options and 50 performance shares, thereby reducing the overall dilution of such an award by one-third (to 200 from 300 underlying shares) if the company achieves 100% of its EBIT goal. In addition, like the cash bonus program described above, the number of shares the participant receives under a performance share grant will be tied to financial performance. Please see Proposal 2 for details of this program.
      Compensation of the CEO. The compensation committee approved the amended employment agreement for Kirk P. Pond, the company’s founding chairman, president and CEO, which amendment was entered into on March 7, 2003. The committee reviewed and approved a further amendment to Mr. Pond’s employment agreement, dated as of February 8, 2005, extending the term of his employment to June 15, 2005, plus or minus 60 days as determined by the board of directors and Mr. Pond consistent with the company’s succession plan (the March 2000 employment agreement, March 2003 amendment and February 2005 extension are all described under “Employment Agreements” below). The February 2005 extension did not modify Mr. Pond’s compensation. The committee based Mr. Pond’s annual salary and equity grants for 2004 on those paid to the CEOs of comparable high-technology companies. Mr. Pond’s 2004 bonus was based upon the company’s achievement of financial performance targets under the company’s Enhanced Fairchild Incentive Plan. The company achieved 160% of its goal for EBIT in 2004. Accordingly, participating executives and key employees, including Mr. Pond, were eligible for bonuses at a level up to 160% of their target goals. Mr. Pond’s target goal is 100% of his base salary. Mr. Pond received a 2004 bonus equal to 157% of his base salary.
      The committee also reviewed and approved the trust arrangement, described below under “Certain Relationships and Related-Party Transactions,” that the company has entered into to fund post-retirement medical benefits for Mr. Pond, Joseph R. Martin, Vice Chairman and Senior Executive Vice President, and Daniel E. Boxer, Corporate Secretary and Senior Executive Vice President. These medical benefit obligations were previously negotiated as part of these executives’ 2000 employment agreements. The committee believes that establishing the rabbi trust in 2004 was an appropriate and reasonable method of performing the company’s obligation to provide those benefits.
      Director Compensation Review. Earlier this year, the committee undertook a reassessment of the company’s non-employee director compensation. The committee found, based on research performed by outside consultants retained by the committee, that increased responsibilities and time commitments resulting from today’s heightened focus on corporate governance, and particularly the increased responsibilities and activities of independent board committees and their members, have led many public companies to change their board compensation practices in order to attract and retain qualified non-employee directors. In addition, companies are evaluating the appropriate mix of equity compensation vehicles for directors, shifting their emphasis from stock options to restricted shares or deferred stock units. The committee believes it is important to make careful decisions about director compensation to ensure that the company is attracting and retaining the most qualified candidates on its board.
      Following its review, and based on the research and recommendation of the committee’s outside consultants, the committee recommended to the board of directors the director compensation program described elsewhere in this proxy statement. (See “Director Compensation” above.) In particular, we have discarded the practice of meeting fees, reflecting the fact that today’s board members are active in several roles on the board that may or may not be related to meetings. In addition, under our new compensation regime, directors will receive grants of deferred stock units rather than stock options, subject to stockholder approval of Proposal 2 described elsewhere in this proxy statement. We believe this change will more closely align directors’ and stockholders’ interests, while reducing the dilutive effect of equity awards since fewer DSUs may be granted to deliver an equivalent amount of value to a director.

      In conjunction with the changes in director compensation, the committee also recommended, and our board has approved, stock ownership guidelines for non-employee directors effective in March 2005. Under the guidelines, non-employee directors are expected to maintain ownership of 20,000 shares of Fairchild Semiconductor common stock throughout their tenure on the board. Non-employee directors will have five years to achieve these guidelines, as will new directors following their first election to the board. The committee also plans to implement stock ownership guidelines for executive officers by the end of 2005.
      Acceleration of Vesting of Underwater Options. The board of directors also reviewed and approved the committee’s recommendation, in February 2005, to accelerate the vesting of “out-of-the-money” or “underwater” stock options having an exercise price per share of $19.50 or higher. In approving this action, the committee carefully considered its impact on future financial results, stockholder value and employee morale and retention. The committee particularly considered the differences between the future expense that would need to be recorded to reflect the expense of the underwater options under generally accepted accounting principles, and the intrinsic and perceived value of those options to their holders as judged by the committee. Weighing all of these factors, the committee believes the decision to accelerate the vesting of affected options was in the best interests of the company and its stockholders.
      Deductibility of Compensation. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for “performance-based” compensation. In determining executive compensation, the compensation committee considers, among other factors, the possible tax consequences to the company and to the executives. However, tax consequences, including but not limited to tax deductibility by the company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of either the compensation committee or the company. In addition, the compensation committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For all of the foregoing reasons, the compensation committee, while considering tax deductibility as one of the factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The compensation committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility as much as possible.
      Conclusion. The committee believes it has designed a compensation program that is competitive with the overall semiconductor industry and is appropriately aligned with the company’s financial goals and targeted stockholder returns.

COMPENSATION COMMITTEE

Ronald W. Shelly, Chairman
Charles M. Clough
Thomas L. Magnanti
William N. Stout
Employment Agreements
      The following are summaries of the principal terms of employment agreements between the company and its executive officers. Agreements with executive officers who are named in the Summary Compensation Table have been filed with the Securities and Exchange Commission as exhibits to the company’s annual report on Form 10-K for the year ended December 26, 2004. Our SEC filings are available on the SEC’s web site at http://www.sec.gov, or you can click on “SEC Filings” in the Investor Relations section of the company’s web site at http://investor.fairchildsemi.com. The following summaries are subject to and qualified by the full text of those filed agreements.
      Kirk P. Pond. The company entered into an employment agreement with Kirk P. Pond, Chairman, President and Chief Executive Officer, effective March 11, 2000. The initial term of that agreement had a three-year term, and the agreement was amended on March 7, 2003 for a further two year term as discussed below, and further amended on February 8, 2005 as further discussed below.
      Under the agreement, Mr. Pond’s base annual salary is $660,000 or such higher salary as the compensation committee determines. Mr. Pond’s annual incentive target amount under the Enhanced Fairchild Incentive Plan is 100% of his base salary (actual bonus amounts range from 0% to 200% of the target amount, depending on whether the company achieves or exceeds pre-established financial performance goals). The agreement also provides that Mr. Pond may be considered for competitive, incentive and compensation plan-based compensation under broad-based compensation, option and benefit plans after 2001. Under the agreement, if Mr. Pond retires after the initial term of his agreement he is entitled to health coverage for himself and his family until the later of his or his spouse’s death. In September 2004 the company established a rabbi trust through which it has pre-funded the estimated expenses for these health care benefits (which will also be provided to Mr. Martin and Mr. Boxer as described below). Under the agreement Mr. Pond is also entitled to life insurance coverage with a face value of $1.5 million on his life until his death. In addition, the agreement provides that, if Mr. Pond retires after the initial term of the agreement, all of his options granted under any company stock option plan will vest and he may continue to exercise such options for their full term. Mr. Pond agrees not to compete with the company during the term of the agreement and for a period following termination of employment equal to the greater of 12 months or the time remaining in the initial term of the agreement at the time of termination.
      The agreement also provides for severance pay equal to three times Mr. Pond’s base salary and target annual bonus amount if he is terminated without cause by the company or in connection with a change in control, or resigns for “good reason” (as such terms are defined in the agreement) and, in such events, all of Mr. Pond’s options under the company’s option plans become fully exercisable for their remaining term. If a change in control of the company occurs, Mr. Pond is entitled to accelerated vesting of his options unless the change in control is initiated by the company and he remains employed in the same position after the change in control. The agreement also provides for tax restoration payments to the extent any of the cash or equity severance benefits are subject to an excise tax imposed on certain payments made in connection with a change in control under the Internal Revenue Code.
      The company and Mr. Pond amended the agreement on March 7, 2003 to extend the term and add the following provisions. Under the amended agreement, Mr. Pond agrees to remain employed as President, CEO and Chairman of the Board of Directors until March 11, 2005, and to remain as a consultant to the company for a further two years (until March 11, 2007). During the first year of the consulting period, the agreement provides that Mr. Pond provide consulting services to the company for approximately 20 hours per week, and serve as non-executive chairman of the board. During the second year of the consulting period, the agreement contemplates that Mr. Pond would remain a member of the board of directors and provide consulting services in connection with the company’s customer relationships, mergers and acquisitions, and as otherwise reasonably requested by the board of directors. Through March 11, 2005, all of the terms of Mr. Pond’s initial employment agreement will remain in full force and effect. During the consulting period, the company agrees to pay Mr. Pond base compensation of $660,000 per year. During the first year of the consulting period, Mr. Pond will be eligible for an annual bonus at a target of 50% of his target annual bonus for the preceding year. If the company terminates Mr. Pond’s consultancy without cause or because of his death or disability, the company must continue to pay Mr. Pond base compensation for the remainder of the consulting term.
      The company and Mr. Pond amended the agreement on February 8, 2005 to extend the prior expiration date of March 11, 2005 to June 15, 2005, plus or minus 60 days from that date as determined by Mr. Pond and the Board of Directors, consistent with the Company’s succession plan. The amendment also included certain amendments, including to the settlement terms of the DSUs, to comply with the American Jobs Creation Act of 2004.
      Grant of DSUs to Mr. Pond. Under the terms of Mr. Pond’s amended agreement on March 7, 2003, Mr. Pond received a grant of 325,000 DSUs on the date of the amended agreement. Subject to the vesting and other terms of the grant, as amended on February 8, 2005, the DSUs entitle Mr. Pond to receive 325,000 shares of the company’s common stock on the settlement date described below.

Vesting of Units. The vesting provisions of the grant are designed to ensure that Mr. Pond either remains with the company for the full employment and consulting terms of his agreement, or succeeds in identifying, and transitioning to, a new CEO during that period. Accordingly, the DSUs will vest in full on March 11, 2007 if Mr. Pond remains in service as an employee and then as a consultant through that date, and will vest on an accelerated basis in installments based on the achievement of succession milestones — appointment of a new chief operating officer (81,250 units vested following the appointment of Hans Wildenberg as chief operating officer; although Mr. Wildenberg resigned, these units remain vested under Mr. Pond’s agreement) and appointment of a new CEO (162,500 units).

Settlement of Vested Units. Shares of common stock representing vested units would be delivered to Mr. Pond on the earlier of (a) Mr. Pond’s 62nd birthday or (b) December 19, 2005 provided that a new CEO has taken office during Mr. Pond’s employment term. Settlement of vested units would also occur upon Mr. Pond’s death or upon a change in control of the company (as defined in his employment agreement). The settlement of any units that vest after any of the above settlement dates would occur immediately following the applicable vesting event, unless the settlement corresponds to a separation of Mr. Pond’s service with the company, in which case the DSUs will be settled immediately after the sixth month anniversary of the separation of service.

Termination of Employment. Upon termination of Mr. Pond’s employment by reason of Mr. Pond’s death or disability, or by the company other than for cause at any time following September 7, 2004, all of the DSUs will vest. Upon Mr. Pond’s termination of employment other than for death, disability or cause before September 7, 2004, 162,500 DSUs (or such lesser number of DSUs outstanding at the time) would have vested and the remaining unvested DSUs would have been forfeited. In the event that Mr. Pond retires after March 11, 2005, and a new CEO is not appointed, 81,250 DSUs will vest and the remaining unvested DSUs will be forfeited.

Dividend Equivalents. Mr. Pond will receive dividend equivalents with respect to vested DSUs that would have been payable on an equivalent number of shares of the company’s common stock. With respect to unvested DSUs, dividend equivalents will be credited to a book-entry account maintained for Mr. Pond’s benefit, which will be payable upon the vesting date of the DSUs.
      Joseph R. Martin and Daniel E. Boxer. The company also entered into agreements with Joseph R. Martin, Senior Executive Vice President and Vice Chairman of the Board, and Daniel E. Boxer, Senior Executive Vice President and Secretary, effective March 11, 2000. On November 20, 2002, the terms of these agreements were extended to March 11, 2004, as discussed below. On March 9, 2004 the terms of these agreements were further extended to March 11, 2005, as described below, and on February 8, 2005 the terms of these agreements were further extended as described below. Under the respective agreements, Mr. Martin’s base annual salary is $400,000 and Mr. Boxer’s base annual salary is $370,000 or, in each case, such higher salary as the compensation committee determines. Mr. Martin’s annual incentive target amount under the Enhanced Fairchild Incentive Plan was initially 70% of his base salary and Mr. Boxer’s target amount was initially 60% of his base salary (actual bonus amounts range from 0% to 200% of the target amount, depending on whether the company achieves or exceeds pre-established financial performance goals). These amounts have since been increased to 80% for Mr. Martin and 70% for Mr. Boxer. Each agreement provides that, beginning in 2001, the executive may be considered for competitive, incentive and compensation plan based compensation under broad-based compensation, option and benefit plans to ensure that the executive’s long term incentives remain competitive.
      The agreements provide that if the executive retires after the initial three year term, he is entitled to health coverage for himself and his family until the later of his or his spouse’s death. In September 2004 the company established a rabbi trust through which it has pre-funded the expenses for these health care benefits (which are also to be provided to Mr. Pond as described above). The agreement with Mr. Martin also provides that if he retires after the initial three-year term, he is entitled to life insurance coverage with a face value of $1.5 million on his life until his death. Each of the agreements provides that, if the executive retires after the initial term of the agreement, all of his options granted under any company stock option plan will vest and he may continue to exercise such options for their full term. Each agreement also provides that the executive cannot compete with the company during the term of the agreement and for a period following termination of employment equal to the greater of 12 months or the time remaining in the initial term of the agreement at the time of termination.
      Each agreement also provides for severance pay equal to three times (for Martin) or two times (for Mr. Boxer) the executive’s base salary and target annual bonus amount if the executive is terminated without cause by the company or resigns for “good reason” (as such terms are defined in the agreements) and, in such events, all of the executive’s options under the company’s option plans become fully exercisable for their remaining term. If a change in control of the company occurs, the executive is entitled to accelerated vesting of his options unless the change in control is initiated by the company and the executive remains employed in the same position after the change in control. The agreement with Mr. Martin also provides for tax restoration payments to the extent any of the cash or equity severance benefits are subject to an excise tax imposed under the Internal Revenue Code.
      On November 20, 2002, the company and Mr. Martin and Mr. Boxer agreed to extend their agreements on substantially identical terms until March 11, 2004. Each agreement provides that the company and the executive may negotiate additional terms of service as an employee or as a consultant following the renewal term. Each agreement also contemplates that, in the event of any appointments of successors to any of the executive’s duties, the executive would continue to be employed by the company for the remainder of the extended term (and any subsequent renewal period) as a member of the company’s executive committee reporting directly to the CEO. Under the amended agreements, on November 20, 2002, the company granted options to purchase 200,000 shares of common stock to Mr. Martin and options to purchase 100,000 shares of common stock to Mr. Boxer, in lieu of their right to receive grants under the principal employee option grants to be made in 2003. These options have an exercise price of $13.97 per share, and vest in 25% increments on each of the first four anniversaries of the grant date, or earlier upon the executive’s retirement.
      On March 9, 2004, the company and Mr. Martin and Mr. Boxer agreed to further extend their agreements on substantially identical terms until March 11, 2005. Those amendments also contemplate consulting periods for an additional year (through March 11, 2006), during which each executive would provide consulting services to the company for approximately 20 hours per week following the extended employment term. Each agreement provides that the executive will report to the current CEO until a successor CEO is appointed, after which, following a transition period to be determined, the executive would report to the chairman of the board. Each executive may resign at any time during the one-year renewal period upon 30 days notice to the company, in which case he would receive his base salary to the date of termination and pro rata portion of any bonus paid after such a termination. The agreements provide that each executive would receive the lifetime health benefits and (for Mr. Martin only) life insurance benefits described above following the termination of his employment for any reason. During the consulting period, the company agrees to pay Mr. Martin base compensation of $400,000 per year and Mr. Boxer $370,000 per year, and each executive will be eligible for an annual bonus at a target of 50% of his target annual bonus for the preceding year. If the company terminates the executive’s consultancy without cause or because of his death or disability, the company must continue to pay his base compensation for the remainder of the consulting term.
      The company and Mr. Martin and Mr. Boxer agreed to further amend their agreements on February 8, 2005, to extend the prior expiration date of March 11, 2005 to June 15, 2005, plus or minus 60 days from that date as determined by Mr. Martin and Mr. Boxer and the Board of Directors, consistent with the Company’s succession plan. The amendment also included certain amendments, including to the settlement terms of the executives’ DSUs, to comply with the American Jobs Creation Act of 2004.
      Mark S. Thompson. On December 1, 2004 we entered into an employment agreement with Mark S. Thompson under which we agreed to employ Dr. Thompson as Executive Vice President, Manufacturing and Technology Group, for an initial term of two years, subject to automatic renewals for successive one-year periods unless either we or Dr. Thompson gives notice of non-renewal. The agreement provides for a base salary of at least $500,000 per year, subject to increases at the discretion of our Chief Executive Officer on a basis consistent with our payroll policies. The agreement also provides for a one-time recruitment bonus of $200,000, net of taxes. Dr. Thompson’s annual incentive target amount under our Enhanced Fairchild

Incentive Plan is 80% of his base salary (actual bonus amounts range from 0% to 200% of the target amount, depending on whether we achieve or exceed pre-established financial performance goals). The agreement also provides for standard relocation and other employment benefits in accordance with our applicable programs and policies.
      Under the agreement, if Dr. Thompson’s employment is terminated by us for any reason other than cause, or by Dr. Thompson for “good reason” (as those terms are defined in the agreement), we will pay him two times his base salary and annual bonus target amount in effect at the time of termination. In addition, if we fail to promote Dr. Thompson to President and CEO and appoint him to our board of directors within 60 days after our existing CEO ceases to serve in those positions, or by December 1, 2005 at the latest, Dr. Thompson could resign for “good reason” and claim the severance benefits described above. In the event of a “change in control” (as defined in the agreement), if Dr. Thompson’s employment is terminated within 6 months before or 12 months after the change in control, then the aforementioned severance payment must be paid in a lump sum within 14 days after the termination. If Dr. Thompson’s employment is terminated within 6 months before the change in control, his DSUs and stock options will vest upon the change in control unless the change in control is initiated by us and Dr. Thompson continues in the same or substantially similar position in the successor corporation. The agreement prohibits Dr. Thompson from competing with us during, and for one year after, the term of his employment.
      Under the agreement, Dr. Thompson also received a grant of options to purchase 200,000 shares of our common stock and an award of 50,000 DSUs, each dated December 1, 2004 and vesting over the following four years. These equity awards were not made under any of our stock or option plans, but were granted and are administered and interpreted as if they were made under the Fairchild Semiconductor Stock Plan. These equity awards are covered by separate award agreements. The DSU agreement entitles Dr. Thompson to receive a number of shares of our common stock equal to the number of vested units on settlement dates selected by him. Dr. Thompson’s options are non-qualified stock options and have an exercise price of $16.70 per share, reflecting the fair market value of the underlying shares on the grant date. The options have an eight-year term.
      Izak Bencuya. The company and Izak Bencuya entered into an employment agreement dated as of April 28, 2003. Under that agreement, the company agreed to employ Dr. Bencuya as Executive Vice President, Discrete Division (his current title is Executive Vice President and General Manager, Power Discrete Group, and Chief Strategy Officer) for an initial term of four years, subject to automatic renewals for successive one-year periods unless either the company or the executive gives notice of non-renewal. The agreement provides for a base salary of at least $300,000 per year, subject to increases at the discretion of the CEO on a basis consistent with company payroll policies. The agreement also provides for the payment of a retention bonus of $150,000, net of taxes, if he remains continuously employed by the company on January 1, 2004 and January 1, 2005 respectively. Under the agreement, Dr. Bencuya also received a grant of options to purchase 100,000 shares of our common stock and an award of 10,000 DSUs, each dated April 28, 2003 and vesting in equal increments on the first four anniversaries of the grant date, provided that any unvested options will vest in full on the second anniversary of the grant date upon the satisfaction of certain business goals. Dr. Bencuya’s annual incentive target amount under the company’s Enhanced Fairchild Incentive Plan is 60% of his base salary (actual bonus amounts range from 0% to 200% of the target amount, depending on whether the company achieves or exceeds pre-established financial performance goals). Under the agreement, if Dr. Bencuya’s employment is terminated by the company for any reason other than cause, or by the executive for “good reason” (as those terms are defined in the agreement), the company will pay him two times the amount of his base salary in effect at the time of the termination. In the event of a change in control, if Dr. Bencuya’s employment is terminated within six months before or 12 months after the change in control, then the one-year severance payment must be paid in a lump sum within 14 days after the termination. The agreement prohibits Dr. Bencuya from soliciting employees of the company for employment for one year after, the term of his employment.
      Laurenz Schmidt. The company and Laurenz Schmidt entered into an employment agreement dated as of April 1, 2003. Under that agreement, the company agreed to employ Mr. Schmidt as Executive Vice President of Operations for an initial term of one year, subject to automatic renewals for successive one-year periods unless either the company or the executive gives notice of non-renewal. The agreement provides for a base salary of at least $300,000 per year, subject to increases at the discretion of the CEO on a basis consistent with company payroll policies. Mr. Schmidt’s annual incentive target amount under the company’s Enhanced Fairchild Incentive Plan is 60% of his base salary (actual bonus amounts range from 0% to 200% of the target amount, depending on whether the company achieves or exceeds pre-established financial performance goals). Under the agreement, if Mr. Schmidt’s employment is terminated by the company for any reason other than cause, or by the executive for “good reason” (as those terms are defined in the agreement), the company will pay him two times the amount of his base salary in effect at the time of the termination. In the event of a change in control, if Mr. Schmidt’s employment is terminated within six months before or 12 months after the change in control, then the one-year severance payment must be paid in a lump sum within 14 days after the termination. The agreement prohibits Mr. Schmidt from competing with the company during, and for one year after, the term of his employment.
      Other Executive Officers. The company has employment agreements with 13 other executive officers. All of these agreements are in substantially the same form, providing for one- or two-year initial terms which automatically renew for additional one-year terms unless either party gives notice of non-renewal. The agreements describe the executive’s title and responsibilities, provide for minimum base salary of up to $315,000 and in some cases equity awards and establish a minimum annual incentive target amount under the Enhanced Fairchild Incentive Plan. The agreements also provide for severance, generally equal to one or two times the executive’s base salary in the event the executive’s employment is terminated by the company for any reason other than cause or by the executive for “good reason” (as those terms are defined in the employment agreements), or in the event of a change of control. The agreements prohibit the executive from competing with the company (except for those agreements with California-based employees) and from soliciting the employees of the company for employment, during the employment term and for one year following the employment term. None of the agreements is material to the company in amount or significance.
      Company Severance Plan. The company has a standard employee severance benefit plan pursuant to which eligible employees are entitled to receive certain severance benefits in the event of a reduction-in-force.
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
      On July 23, 2002, the company and John M. Watkins, Jr., Executive Vice President, Worldwide Information Systems, and Chief Information Officer, agreed to extend and modify the terms of existing loans that were made to Mr. Watkins in connection with his employment by the company in 2000. The original loans bore interest at a rate of 6.5% per year and were to have been repaid in April 2002 or earlier if Mr. Watkins’ employment were to have terminated for any reason. The modified loans bore interest at a rate of 4.75% per year. Under the modified terms, one of the loans, made to fund federal and state income tax withholding obligations resulting from a grant of restricted stock to Mr. Watkins when he joined the company, would be forgiven (with accrued interest to the date of forgiveness), and the company would pay taxes associated with such forgiveness, if Mr. Watkins remained employed by the company on July 23, 2004. This loan was forgiven in July 2004. On the date of the forgiveness, there was $1,071,272 outstanding under the loan including accrued interest and gross-up for associated taxes. The other loan, not related to the tax obligations, was repaid by Mr. Watkins in July 2004. At the time of repayment of this loan there was $257,897 outstanding under the loan including accrued interest.
      On September 8, 2004 the company entered into a trust agreement with H.M. Payson & Co., as Trustee, to secure the funding of post-retirement health insurance benefits previously granted under the employment agreements executed in 2000 with Mr. Pond, Mr. Martin, and Mr. Boxer. The company contributed $2.25 million to the trust upon its creation. Under each executive’s employment agreement, the executive is entitled to health care benefits for himself and his eligible dependents until the later of his or his spouse’s death. The trust will be used to pay health insurance premiums and reimbursable related expenses to satisfy these obligations. Upon a change in control, the company or its successor is obligated to contribute additional funds to the trust, if and to the extent necessary to provide all remaining health care benefits required under the employment agreements. The trust will terminate when the company’s obligation to provide the health care benefits ends, at which time any remaining trust assets will be returned to the company.
      Joel T. Pond, son of our Chairman, President and Chief Executive Officer Kirk P. Pond, is employed by us as Assistant General Counsel and earns a salary of less than $150,000 per year.
STOCK OWNERSHIP BY 5% STOCKHOLDERS,
DIRECTORS AND CERTAIN EXECUTIVE OFFICERS
      The following table provides stock ownership information for each stockholder known to the company to beneficially own more than 5% of our common stock, for each director, for each executive officer named in the Summary Compensation Table above and for all directors and executive officers (including those not named in the Summary Compensation Table) as a group. Figures are based on beneficial ownership and the number of shares outstanding as of December 26, 2004.

		% of Common
	Number of	Stock
	Shares	Outstanding

Wellington Management Company LLP(1)	16,659,363	13.9%
75 State Street
Boston, MA 02109
FMR Corp.(2)	13,662,950	11.4%
82 Devonshire Street
Boston, MA 02109
Mellon Financial Corporation(3)	9,773,635	8.2%
One Mellon Center
Pittsburgh, PA 15258
Kirk P. Pond(4)(5)	1,746,387	1.5%
Joseph R. Martin(4)	1,047,616	*
Daniel E. Boxer(4)	630,430	*
Laurenz Schmidt(4)(5)	307,278	*
Izak Bencuya(4)(5)	252,933	*
Charles P. Carinalli(4)	50,000	*
Richard M. Cashin, Jr.(4)(6)	724,475	*
Charles M. Clough(4)	30,000	*
Robert F. Friel(4)	20,000	*
Thomas L. Magnanti(4)	20,000	*
Bryan R. Roub(4)	21,000	*
Ronald W. Shelly(4)	61,000	*
William N. Stout(4)	80,946	*
All directors and executive officers as a group (24 persons)(4)(5)	5,727,549	4.8%

*	Less than 1%

(1)	Has shared voting and dispositive power of 13,565,333 and 16,659,363 shares respectively. Information reported is based on the stockholder’s filings with the Securities and Exchange Commission as of February 14, 2005.

(2)	Has sole voting and dispositive power of 345,530 and 13,662,950 shares respectively. Includes shares held by affiliates, as defined by Securities and Exchange Commission regulations. Information reported is based on the stockholder’s filings with the Securities and Exchange Commission as of January 10, 2005.

(3)	Has sole and shared voting power of 8,306,260 and 59,200 shares respectively, and sole and shared dispositive power of 9,709,230 and 60,351 shares respectively. Of these shares 6,920,074 are held by wholly owned subsidiary Mellon Trust of New England, NA, of which number it has sole voting and dispositive power of 6,019,474 and 6,916,059 shares respectively, and 6,027,979 are held by wholly owned subsidiary The Boston Company, Asset Management, LLC, of which number it has sole voting and dispositive power of 5,129,579 and 6,027,979 respectively. Information reported is based on the stockholder’s filings with the Securities and Exchange Commission as of February 10, 2005.

(4)	Shares reported include those underlying options to purchase common stock that were exercisable on December 26, 2004 or within 60 days after that date, in the following amounts:

Name	Number of Options

Mr. Pond	924,302
Mr. Martin	552,041
Mr. Boxer	384,920
Mr. Schmidt	195,700
Dr. Bencuya	240,910
Mr. Carinalli	50,000
Mr. Cashin	61,000
Mr. Clough	30,000
Mr. Friel	20,000
Mr. Magnanti	20,000
Mr. Roub	20,000
Mr. Shelly	61,000
Mr. Stout	61,000
All directors and executive officers as a group (24 persons)	3,253,045

(5)	Shares reported include shares received under the company’s Employee Stock Purchase Plan on December 31, 2004.

(6)	311,000 of these shares remained subject to a forward sale contract between Mr. Cashin and an unaffiliated third party, pursuant to which Mr. Cashin received a cash payment on or about February 22, 2002 in exchange for a promise to deliver up to 311,000 of the shares (or cash) on February 22, 2005. Mr. Cashin delivered 311,000 shares in satisfaction of the obligation on February 22, 2005.

STOCKHOLDER RETURN PERFORMANCE
      The following graph compares the change in total stockholder return on the company’s common stock against the total return of the Standard & Poor’s 500 Index and the Philadelphia Stock Exchange Semiconductor Index from December 23, 1999, the last day our common stock was traded on the New York Stock Exchange before the beginning of our fifth preceding fiscal year, to December 24, 2004, the last trading day in our fiscal year ended December 26, 2004. Total return to stockholders is measured by dividing (1) the per-share price change for the period by (2) the share price at the beginning of the period. The graph assumes that investments of $100 were made on December 23, 1999 in our common stock and in each of the indexes.
SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the company’s directors and executive officers, and persons who own more than 10% of the company’s common stock, to file reports of ownership and changes in ownership of the common stock and other equity securities of the company with the Securities and Exchange Commission and the New York Stock Exchange. In June 2003 the SEC mandated that all these reports be filed electronically. Based solely on our review of the copies of such reports received by the company, we believe that all officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements during the fiscal year 2004, except that a portion of the settlement of a previously reported forward sales contract entered into by Mr. Cashin was inadvertently reported after the filing deadline.
2006 STOCKHOLDER PROPOSALS
      In the event that a stockholder desires to have a proposal included in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2006 pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be received by the company in writing on or before December 1, 2005, by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission and the laws of the State of Delaware. Stockholder proposals may be mailed to

Corporate Secretary
Fairchild Semiconductor International, Inc.
82 Running Hill Road
South Portland, ME 04106

      Our bylaws require that any stockholder wishing to make a nomination for director, or wishing to introduce a proposal or other business that is not included in the proxy statement at an annual meeting of stockholders must give the company at least 60 days advance written notice and that notice must meet certain requirements set forth in the bylaws. Our bylaws are available through our Corporate Governance website at http://governance.fairchildsemi.com or by visiting our investor relations web site at http://investor.fairchildsemi.com and clicking on “Corporate Governance”. Stockholders may also request a copy of the bylaws from the corporate secretary by writing to the above address. Accordingly, if the company does not have notice of a matter raised at the 2006 annual meeting by March 5, 2006, or the stockholder does not otherwise comply with the requirements of SEC Rule 14a-4(c), then proxies given in connection with that meeting will confer discretionary authority on the holders of those proxies to vote on that matter.
HOW TO GET MORE INFORMATION
      We file annual, quarterly and special reports and other information with the SEC in addition to our proxy statements. You may read and copy any reports, statements and other information we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call (800) SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings are also available to the public at the web site maintained by the SEC, http://www.sec.gov.
      We make available, free of charge, through our investor relations web site, our reports on Forms 10-K, 10-Q and 8-K, amendments to those reports, and other SEC filings, as soon as reasonably practicable after they are filed with the SEC. The address for our investor relations web site is http://investor.fairchildsemi.com (click on “SEC filings”). The SEC’s “householding” rules permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling the office of the corporate secretary at (207) 775-8100 or by writing to Fairchild Semiconductor International, Inc., 82 Running Hill Road, South Portland, ME 04106, Attn. Corporate Secretary. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the number or address given above. In addition, any stockholder who would like a copy of our 2004 Annual Report on Form 10K may obtain one without charge by requesting one from the corporate secretary at the foregoing number or address.
      We also make available, free of charge, through our corporate governance website, our corporate charter, bylaws, Corporate Governance Guidelines, charters of the committees of our board of directors, code of ethics and other information and materials, including information about how to contact our board of directors, its committees and their members. To find this information and materials, visit our corporate governance website at http://governance.fairchildsemi.com.
COSTS OF SOLICITING PROXIES
      The company is paying all costs to prepare, assemble and mail the notice of annual meeting, proxy statement and proxy card. In addition to the use of the mail, proxies may be solicited by directors, officers and regular employees of the company, without additional compensation, in person, by telephone or e-mail. In addition, the company has retained Mellon Investor Services to provide proxy solicitation services including the distribution of proxy materials and the solicitation of proxies, for a fee of $12,000, and other consulting services relating to the annual meeting for a maximum hourly fee of $300 plus out-of-pocket expenses and additional fees for follow-up contacts. Fairchild Semiconductor will reimburse brokerage firms and other nominee holders for their expenses in forwarding proxy material to beneficial owners of the company’s common stock.

Exhibit A
FAIRCHILD SEMICONDUCTOR STOCK PLAN
SECTION 1.     Purpose; Definitions
      The purpose of the Fairchild Semiconductor Stock Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, Non-Employee Directors and individual consultants and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives for future performance of services directly linked to the profitability of the Company’s businesses and increases in Company stockholder value.
      For purposes of the Plan, the following terms are defined as set forth below. In addition, certain other terms used herein have definitions given to them in the first place in which they are used.
      (a) “Administration Agent” means the person or entity designated by the Company to administer any portion of the Plan or transactions contemplated by the Plan as instructed by the Company. If no such person or entity has been so designated, then “Administration Agent” means the Company.
      (b) “Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company.
      (c) “Award” means a Stock Appreciation Right, Stock Option, Restricted Stock, Deferred Stock Unit, or Other Stock-Based Award.
      (d) “Award Cycle” means a period of consecutive fiscal years or portions thereof designated by the Committee over which Deferred Stock Units are to be earned.
      (e) “Award Agreement” means any written agreement, contract or other instrument or document evidencing the grant of an Award.
      (f) “Board” means the Board of Directors of the Company.
      (g) “Cause” means, unless otherwise provided by the Committee in the terms and conditions of a particular Award, (i) “Cause” pursuant to any Individual Agreement to which the Participant is a party that is then in effect, or (ii) if there is no such Individual Agreement or if it does not define Cause, termination of the Participant’s employment by the Company or any of its Affiliates or Subsidiaries because of (A) the Participant’s commission or conviction of a felony under federal law or the law of the state in which such action occurred, (B) the Participant’s dishonesty in the course of fulfilling the Participant’s employment duties, (C) the Participant’s willful and deliberate failure to perform his or her employment duties in any material respect, or (D) in the case of a termination prior to a Change in Control, such other events as shall be determined by the Committee. The Committee shall, unless otherwise provided in an Individual Agreement with the Participant, have the sole discretion to determine whether “Cause” exists, and its determination shall be final.
      (h) “Change in Control” and “Change in Control Price” have the meanings set forth in Sections 11(b) and (c), respectively.
      (i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
      (j) “Commission” means the Securities and Exchange Commission or any successor agency.
      (k) “Committee” means the Committee referred to in Section 2.
      (l) “Common Stock” means the Common Stock, par value $.01 per share, of the Company.
      (m) “Company” means Fairchild Semiconductor International, Inc., a Delaware corporation.
      (n) “Covered Employee” means a Participant designated prior to the grant of Restricted Stock, Deferred Stock Units or Other Stock-Based Awards granted pursuant to Section 10 or, if granted subject to

Performance Goals, Stock Options or Stock Appreciation Rights, by the Committee who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which the Company is expected to be entitled to a federal income tax deduction with respect to the Award.
      (o) “Deferred Stock Units” means an Award granted under Section 8.
      (p) “Disability” means, unless otherwise provided by the Committee in the terms and conditions of a particular Award, ~~(i) “Disability” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define “Disability,” disability as determined under the Company’s disability plans and related policies applicable to the Participant.~~a Participant being considered “disabled” as defined in Section 409A(a)(2)(C) of the Code.
      (q) “Early Retirement” means the termination of a Participant’s employment or service, by the Participant or the Company, following which the Participant has no intention of engaging in, and does not in fact subsequently engage in, full-time employment, after attaining age 55, if the Participant’s elapsed years of continuous full-time service plus 55 equals 65 or more.
      (r) “Effective Date” shall mean the date of approval of this plan by the stockholders of the Company at their ~~2004~~2005 annual meeting.
      (s) “Eligible Individuals” means Non-Employee Directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective officers, employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates.
      (t) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
      (u) “Exercise Price” shall have the meaning set forth in Section 5(d).
      (v) “Freestanding Stock Appreciation Right” shall have the meaning set forth in Section 6(a).
      (w) “Fair Market Value” means, as of any given date, the closing sales price on such date during normal trading hours (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of the Common Stock on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed or on NASDAQ, in any case, as reporting in such source as the Committee shall select. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith.
      (x) “Good Reason” means a Termination of Employment for “Good Reason” pursuant to an Individual Agreement to which the Participant is a party that is then in effect. If a Participant does not have an Individual Agreement, or if it does not define Good Reason, no termination of that Participant’s employment shall be considered to be for “Good Reason.”
      (y) “Incentive Stock Option” means any Stock Option designated as, and qualified as, an “incentive stock option” within the meaning of Section 422 of the Code.
      (z) “Individual Agreement” means a written employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.
      (aa) “Non-Employee Director” means a member of the Board of the Company who is not also an employee or an officer of the Company or any of its Subsidiaries or Affiliates.
      (bb) “NonQualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
      (cc) “Normal Retirement” means retirement from active employment or service with the Company, a Subsidiary or Affiliate at or after age 65.
      (dd) “Other Stock-Based Award” means an Award granted pursuant to Section 10.

      (ee) “Outside Director” means a member of the Board who qualifies as an “outside director” within the meaning of Section 162(m) of the Code and as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.
      (ff) “Performance Goals” means the performance goals which may be established by the Committee in connection with the grant of Restricted Stock, Deferred Stock Units, Stock Options, Stock Appreciation Rights or Other Stock-Based Awards granted pursuant to Section 10. In the case of Qualified Performance-Based Awards, (i) such goals shall be based on the attainment of specified levels of one or more of the following measures: earnings per share, revenues, net profit after tax, gross profit, operating profit, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), cash flow, asset quality, stock price performance, unit volume, return on equity, change in working capital, return on capital or shareholder return, and (ii) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations~~.~~. The Committee may appropriately adjust any evaluation of performance under a Performance Goal to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and the effect of any discontinued operations reported in the Company’s consolidated statement of operations, and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to stockholders for the applicable year.
      (gg) “Participant” means an Eligible Individual who has been granted an Award~~.~~ or to whom an Award has been assigned or transferred pursuant to the Plan.
      (hh) “Plan” means the Fairchild Semiconductor Stock Plan, as set forth herein and as hereinafter amended in accordance herewith.
      (ii) “Pre-Existing Plan” means this plan, as amended up to the Effective Date, but not including amendments made on the Effective Date.
      (jj) “Qualified Performance-Based Award” means an Award of Restricted Stock, Deferred Stock Units, Stock Options, Stock Appreciation Rights or Other Stock-Based Awards granted pursuant to Section 10 subject to Performance Goals designated as such by the Committee at the time of grant, based upon a determination that (i) the recipient is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which the Company would expect to be able to claim a tax deduction with respect to such Restricted Stock or Deferred Stock Units and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption.
      (kk) “Restricted Stock” means an Award granted under Section 7.
      (ll) “Retirement” means Normal Retirement or Early Retirement. For the avoidance of doubt, the definitions of Retirement herein are solely for the purposes of the Plan and for no other purpose.
      (mm) “Rule 16b-3” means Rule 16b-3, as promulgated by the Commission under Section 16(b) of the Exchange Act, as amended from time to time.
      (nn) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.
      (oo) “Specified Employee” shall mean a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code.
      (pp) ~~(oo)~~“Stock Appreciation Right” means an Award granted under Section 6.
      (qq) ~~(pp)~~“Stock Option” means an Award granted under Section 5.
      (rr) ~~(qq)~~“Strike Price” shall have the meaning set forth in Section 6(c)(ii).

      (ss) ~~(rr)~~“Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.
      (tt) ~~(ss)~~“Tandem Stock Appreciation Right” shall have the meaning set forth in Section 6(a).
      (uu) ~~(tt)~~“Termination of Employment” means the termination of the Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. A Participant employed by, or performing services for, a Subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the Subsidiary or Affiliate ceases to be such a Subsidiary or an Affiliate, as the case may be, and the Participant does not immediately thereafter become an employee of, or service-provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment. For avoidance of doubt, a Participant who is an Eligible Individual and, without a break-in-service, becomes an Eligible Individual of another type under the Plan (e.g., an employee becomes a consultant) shall not be treated as having a Termination of Employment under the Plan.
SECTION 2.     Administration
      (a) The Plan shall be administered by the Compensation Committee or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed of not less than three Outside Directors, each of whom shall be appointed by and serve at the pleasure of the Board and be an “independent director” within the meaning of any New York Stock Exchange rule or listing requirements with respect to such director’s duties hereunder.
      (b) ~~The~~Except as provided in Section 8(c) with respect to Deferred Stock Units awarded to Non-Employee Directors, the Committee shall have plenary authority to grant Awards, pursuant and subject to the terms of the Plan, to Eligible Individuals.
      (c) Among other things, the Committee shall have the authority, subject to the terms of the Plan:

(i) To select the Eligible Individuals to whom Awards may be granted;

(ii) To determine whether and to what extent Incentive Stock Options, NonQualified Stock Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock Units and Other Stock-Based Awards or any combination thereof are to be granted hereunder;

(iii) To determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(iv) To determine the terms and conditions of any Award granted hereunder (including, but not limited to, the Exercise Price of a Stock Option (subject to Section 5(d)(i)) or the Strike Price of a Freestanding Stock Appreciation Right (subject to Section 6(c)(ii)), any vesting condition, restriction or limitation, which may be related to the performance of the Participant, the Company or any Subsidiary or Affiliate and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine, subject, in the case of Restricted Stock, to Section 7(c)(i) and (ii) and, in the case of Deferred Stock Units, to Section 8(b)(i) and (ii);

(v) Subject to the other terms of this Plan, including without limitation Section 13 and 14, to modify, amend or adjust the terms and conditions of any Award from time to time, including but not limited to Performance Goals; provided, however, that the Committee may not adjust upwards the amount payable with respect to a Qualified Performance-Based Award or waive or alter the Performance Goals associated therewith in a manner that would violate Section 162(m) of the Code;

(vi) To determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred; and

(vii) To determine under what circumstances an Award may be settled in cash or Common Stock under Sections 5(~~m~~l), 5(~~n~~m), 6(b)(ii), 6(c)(iv), 6(c)(xi) and 8(b)(iv).
      (d) The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.
      (e) The Committee may act only by a majority of its members then in office. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may (i) allocate all or any portion of its responsibilities and powers to any one or more of its members and (ii) delegate all or any part of its responsibilities and powers to any person or persons selected by it (provided that no such delegation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption). Any such allocation or delegation may be revoked by the Committee at any time.
      (f) Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, its Subsidiaries, Affiliates, stockholders and Participants.
      (g) Any authority granted to the Committee may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.
SECTION 3.     Common Stock Subject to Plan
      (a) The maximum number of shares of Common Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to ~~24,398,489~~26,698,489 shares, which is comprised of (i) ~~22,505,320~~24,398,489 shares, the maximum number of shares authorized for issuance under outstanding awards and awards available for grant on March 10, ~~2004, plus (ii) 1,893,169~~2005 (including shares issued prior to such date upon the exercise or settlement of Awards), plus (ii) 2,300,000 shares, the number of shares subject to stockholder approval on the Effective Date. No Participant may be granted Stock Options and Stock Appreciation Rights covering in excess of 2,000,000 shares of Common Stock in any fiscal year of the Company. The total number of shares of Common Stock that can be delivered under the Plan in connection with Awards of Restricted Stock, Deferred Stock Units, and Other Stock-Based Awards granted pursuant to Section 10, shall not exceed ~~610,000~~2,110,000 (including 610,000 approved by stockholders in 2004 and 1,500,000 subject to stockholder approval in 2005) during the term of the Plan. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.
      (b) If any Award is forfeited, or if any Stock Option (and related Stock Appreciation Right, if any) terminates, expires or lapses without being exercised, or if any Stock Appreciation Right is exercised for cash, shares of Common Stock subject to such Awards shall again be available for distribution in connection with Awards under the Plan. ~~If the Exercise Price of any Stock Option granted under the Plan is satisfied by delivering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock delivered or attested to shall be deemed delivered for purposes of determining the maximum numbers of shares of Common Stock available for delivery pursuant to Awards other than Incentive Stock Options under the Plan. To the extent any shares of Common Stock subject to an Award are not delivered to a Participant because such shares are used to satisfy an applicable tax-withholding obligation, such shares shall not be deemed to have been~~

~~delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan. In addition, in the event that any option or award granted under the Pre-Existing Plan is exercised through the tendering of shares of Common Stock or in the event that withholding tax liabilities arising from such options or awards are satisfied by the tendering of shares of Common Stock or the withholding of shares of Common Stock by the Company, the shares so tendered or withheld shall be available for Awards under the Plan.~~ If any shares of Common Stock subject to an award under the Pre-Existing Plan are forfeited or if any award under the Pre-Existing Plan based on shares of Common Stock is settled for cash, or expires or otherwise is terminated without issuance of such shares, the Common Stock subject to such award shall, to the extent of such cash settlement, forfeiture or termination, be available for Awards under the Plan. Shares subject to an Award under the Plan or the Pre-Existing Plan may not again be made available for issuance as Awards under the Plan if such shares are: (i) shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) shares used to pay the exercise price or withholding taxes related to a Stock Option or Stock Appreciation Right, or (iii) shares repurchased on the open market with the proceeds of a Stock Option exercise. The maximum number of shares of Common Stock that may be issued pursuant to Stock Options intended to be Incentive Stock Options shall be 1,000,000 shares.
      (c) In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company or any extraordinary cash or stock dividend, the Committee or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, and the maximum limitation upon ~~Stock Options and Stock Appreciation Rights to~~ the number of shares subject to each type of Award that may be granted to any Participant, in the number, kind and Exercise Price of shares subject to outstanding Stock Options and Stock Appreciation Rights, in the number and kind of shares subject to other outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion (including without limitation the payment of an amount in cash therefor); provided, however, that the number of shares subject to any Award shall always be a whole number. Such adjusted Exercise Price shall also be used to determine the amount payable by the Company upon the exercise of any Stock Appreciation Right associated with any Stock Option. Any adjustment under this Section 3(c) need not necessarily be the same for all Participants.
SECTION 4.     Eligibility
      Awards may be granted under the Plan to Eligible Individuals, provided that the only Awards that may be granted to Non-Employee Directors on or following the Effective Date shall be ~~(a) Stock Options in accordance with Section 5(e), and (b)~~ Deferred Stock Units in accordance with Section 8(c).
SECTION 5.     Stock Options
      (a) Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and NonQualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve, subject to the terms of the Plan.
      (b) The Committee shall have the authority to grant any Participant Incentive Stock Options, NonQualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights); provided, however, that grants hereunder are subject to the aggregate limit on grants to individual Participants set forth in Section 3. Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option on or subsequent to its grant date, it shall constitute a NonQualified Stock Option.

      (c) Stock Options shall be evidenced by an Award Agreement, the terms and provisions of which may differ. An Award Agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a NonQualified Stock Option. The grant of a Stock Option shall occur on the date or dates specified by the Committee for individuals to receive grants of Stock Options. The Company shall notify an Eligible Individual of any grant of a Stock Option and a written Award Agreement or agreements shall be duly executed and delivered by the Company to the Participant. Such agreement or agreements shall become effective upon execution by the Company and the Participant. If such an agreement is not executed by the Eligible Individual and returned to the Company on or prior to 90 days after the date the Award Agreement is received by the Eligible Individual (or such earlier date as the Committee may specify), such Stock Option shall terminate unless the Committee shall determine otherwise.
      (d) Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

(i) Exercise price. The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee and set forth in the Award Agreement (the “Exercise Price”). The Exercise Price for any Stock Option under the Plan shall not be less than the Fair Market Value of the Common Stock subject to that Stock Option on the date of grant, except that the Exercise Price of a Stock Option may be less than the Fair Market Value of the underlying Common Stock on the date of grant if such Exercise Price is determined after the date of grant based on the achievement of Performance Goals or the relative value of the Common Stock as compared to an index of the capital stock of other companies determined by the Committee.

(ii) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted.

(iii) Exercisability. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine, and the Committee may at any time accelerate the exercisability of any Stock Option.
      ~~(e) Grants of Stock Options to Non-Employee Directors. Each Non-Employee Director shall receive an Award of Stock Options to purchase not more than 20,000 shares of Common Stock upon his or her first election or appointment to the Board, which Award shall be immediately exercisable in full on the grant date. In addition, each Non-Employee Director shall receive an annual Award of Stock Options to purchase not more than 15,000 shares of Common Stock, which Award will be exercisable in full beginning one year following the date of grant. Awards of Stock Options to Non-Employee Directors shall be made only in accordance with the foregoing terms, and, except as specifically provided in this Plan, neither the Committee nor the Board shall have any authority or discretion with respect to such Awards.~~
      (e) ~~(f)~~Method of Exercise. Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving notice of exercise to the Administration Agent, specifying, by such written, electronic or other means as the Administration Agent may specify with the agreement of the Company, the number of shares of Common Stock subject to the Stock Option to be purchased. Such notice shall be accompanied by payment in full of the Exercise Price by certified or bank check or such other instrument or means as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made in the form of unrestricted Common Stock (by delivery of such shares or by attestation) already owned by the Participant of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares of Common Stock of the same class as the Common Stock subject to the Stock Option may be authorized only at the time the Stock Option is granted and provided, further, that such already owned shares have been held by the Participant for at least six months at the time of exercise or had been purchased on the open market. If approved by the Committee and permitted by applicable law, payment in full or in part may also be made by delivering a properly executed exercise notice to the Administration Agent, together with instructions to the Administration Agent to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the Exercise Price, and, if requested, by the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms, including but limited to the Administration Agent. In addition, if approved by the Committee, payment in full or in part may also be made by instructing the Committee to withhold a number of such shares having a Fair Market Value on the date of exercise equal to the aggregate Exercise Price of such Stock Option. No shares of Common Stock shall be issued until full payment therefor has been made. Except as otherwise provided in Section 5(~~o~~n) below, a Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the Participant has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 16(a).
      (f) ~~(g)~~Nontransferability of Stock Options. No Stock Option shall be transferable by the Participant other than (i) by will or by the laws of descent and distribution (or other testamentary distribution) or (ii) in the case of a NonQualified Stock Option granted to a Non-Employee Director or member of the Company’s Executive Committee, if permitted by the Committee, pursuant to a transfer to a trust or partnership solely for the benefit of a “family member” for estate planning purposes. For purposes hereof, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933 as amended, or any successor thereto. All Stock Options shall be exercisable, subject to the terms of this Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such option is transferred pursuant to this paragraph, it being understood that the term “holder” and “Participant” include such guardian, legal representative and other transferee; provided, however, that Termination of Employment shall continue to refer to the Termination of Employment of the original Participant.
      (g) ~~(h)~~Termination by Death. Unless otherwise determined by the Committee (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of death, any Stock Option held by such Participant may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Committee may determine, for a period of five years (or such other period as the Committee may specify in the Award Agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.
      (h) ~~(i)~~Termination by Reason of Disability. Unless otherwise determined by the Committee (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of Disability, any Stock Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for a period of five years (or such other period as the Committee may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the Participant dies within such period, any unexercised Stock Option held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of at least 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of Termination of Employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a NonQualified Stock Option.
      (i) ~~(j)~~Termination by Reason of Retirement. Unless otherwise determined by the Committee (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of Retirement, any Stock Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Committee may determine, for a period of five years (or such other period as the Committee may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the Participant dies within such period any unexercised Stock Option held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of at least 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of Termination of Employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a NonQualified Stock Option.
      (j) ~~(k)~~Involuntary Termination Not for Cause. Unless otherwise determined by the Committee (including under an Individual Agreement), if a Participant incurs a Termination of Employment that is involuntary on the part of the Participant and not for Cause or a result of death, Disability or Retirement, any Stock Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Committee may determine, for a period of 90 days (or such other period as the Committee may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter.
      (k) ~~(l)~~Other Termination. Unless otherwise determined by the Committee (including under an Individual Agreement): (A) if a Participant incurs a Termination of Employment for Cause, all Stock Options held by such Participant shall thereupon terminate; (B) if a Participant incurs a Termination of Employment for any reason other than for Cause, death, Disability, Retirement or as provided in the preceding Section 5(~~k~~j), including a Termination of Employment that is voluntary on the part of the Participant and not involving Retirement, any Stock Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Committee may determine, for a period of 30 days (or such other period as the Committee may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter. Notwithstanding any other provision of this Plan to the contrary, in the event that, during the 24-month period following a Change in Control, a Participant incurs a Termination of Employment (1) by the Company other than for Cause or (2) by reason of the Participant’s resignation for Good Reason, any Stock Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for (x) the longer of (i) one year from such date of termination or (ii) such other period as may be provided in the Plan for such Termination of Employment or as the Committee may provide in the Award Agreement or any Individual Agreement, or (y) until expiration of the stated term of such Stock Option, whichever period is the shorter. If an Incentive Stock Option is exercised after the expiration of the post-termination exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a NonQualified Stock Option.
      (l) ~~(m)~~Cashing Out of Stock Option. On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the shares of Common Stock for which a Stock Option is being exercised by paying the Participant an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock over the Exercise Price times the number of shares of Common Stock for which the Option is being exercised on the effective date of such cash-out.
      (m) ~~(n)~~Change in Control Cash-Out. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the “Exercise Period”), if the Committee shall determine at the time of grant or thereafter, a Participant shall have the right, whether or not the Stock Option is fully exercisable and in lieu of the payment of the Exercise Price for the shares of Common Stock being purchased under the Stock Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Stock Option to the Company and to receive cash, within 30 days of such election, in an amount equal to the amount by which the Change in Control Price per share of Common Stock on the date of such election shall exceed the Exercise Price per share of Common Stock under the Stock Option multiplied by the number of shares of Common Stock granted under the Stock Option as to which the right granted under this Section 5(~~n~~m) shall have been exercised.

      (n) ~~(o)~~Deferral of Option Shares. The Committee may from time to time establish procedures pursuant to which a Participant may elect to defer, until a time or times later than the exercise of an Option, receipt of all or a portion of the shares of Common Stock subject to such Option and/or to receive cash at such later time or times in lieu of such deferred shares, all on such terms and conditions as the Committee shall determine. If any such deferrals are permitted, then, notwithstanding Section 5(~~f~~e) above, a Participant who elects such deferral shall not have any rights as a stockholder with respect to such deferred shares unless and until shares are actually delivered to the Participant with respect thereto, except to the extent otherwise determined by the Committee. Notwithstanding anything in this Section 5(n) to the contrary, a Participant shall not be allowed to effect a deferral pursuant to this Section 5(n) if the Committee determines, in its sole discretion, that the terms for such deferral could result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code on the Participant.
SECTION 6.     Stock Appreciation Rights
      (a) Grant and Exercise. Stock Appreciation Rights may be granted alone (“Freestanding Stock Appreciation Rights”) or in conjunction with all or part of any Stock Option granted under the Plan (“Tandem Stock Appreciation Rights”).
      (b) Terms and Conditions of Tandem Stock Appreciation Rights. Tandem Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(i) Relationship to Related Stock Option. A Stock Appreciation Right granted in conjunction with a NonQualified Stock Option may be granted either at or after the time of grant of such Stock Option. A Stock Appreciation Right granted in conjunction with an Incentive Stock Option may be granted only at the time of grant of such Stock Option. Tandem Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable in accordance with the provisions of Section 5.

(ii) Settlement. Upon the exercise of a Tandem Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash, shares of Common Stock or a combination of cash and shares, equal to (A) the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the Exercise Price per share specified in the related Stock Option multiplied by (B) the number of shares of Common Stock in respect of which such Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment. The Committee may from time to time establish procedures pursuant to which a Participant may elect to further defer receipt of cash or shares in settlement of Tandem Stock Appreciation Rights for a specified period or until a specified event, all on such terms and conditions as the Committee shall determine.

(iii) Nontransferability. Tandem Stock Appreciation Rights shall be transferable only to the extent that the underlying Stock Option is transferable pursuant to Section 5(~~g).~~f).

(iv) Method of Exercise. A Tandem Stock Appreciation Right may be exercised by a Participant by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Committee. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed by Section 6(b)(ii). Stock Options which have been so surrendered shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised. Any Tandem Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option.
      (c) Terms and Conditions of Freestanding Stock Appreciation Rights. Freestanding Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(i) Term. The Committee shall determine the stated term of each Freestanding Stock Appreciation Right granted under this Plan but no Freestanding Stock Appreciation Right shall be exercisable more than ten years after the date that the Freestanding Stock Appreciation Right is granted.

(ii) Strike Price. Unless provided otherwise by the Committee, the strike price (the “Strike Price”) per share of Common Stock subject to a Freestanding Stock Appreciation Right shall be determined by the Committee and set forth in the Award Agreement. The Strike Price for any Freestanding Stock Appreciation Right under the Plan shall not be less than the Fair Market Value of the Common Stock subject to that Freestanding Stock Appreciation Right on the date of grant, except that (1) the Strike Price may be less than the Fair Market Value of the Common Stock underlying the Freestanding Stock Appreciation Right on the date of grant and equal to or greater than 85% of the Fair Market Value of the Common Stock underlying the Freestanding Stock Appreciation Right on the date of grant if the Freestanding Stock Appreciation Right is expressly granted in lieu of an amount of salary or cash bonus equal to or greater than the difference between (A) the aggregate Fair Market Value of the Common Stock underlying the Freestanding Stock Appreciation Right on the date of grant and (B) the aggregate Strike Price of the Freestanding Stock Appreciation Right and (2) the Strike Price of a Freestanding Stock Appreciation Right may be less than the Fair Market Value of the underlying Common Stock on the date of grant if such Strike Price is determined after the date of grant based on the achievement of Performance Goals or the relative value of the Common Stock as compared to an index of the capital stock of other companies determined by the Committee.

(iii) Exercisability. Except as otherwise provided herein, Freestanding Share Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee, and the Committee may at any time accelerate the exercisability of any Stock Appreciation Right. If the Committee provides that any Stock Appreciation Right is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine.

(iv) Settlement. Upon the exercise of a Freestanding Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash, shares of Common Stock or a combination of cash and shares, equal to (A) the excess of the Fair Market Value of one share of Common Stock over the applicable Strike Price multiplied by (B) the number of shares of Common Stock in respect of which the Freestanding Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

(v) Nontransferability. No Freestanding Stock Appreciation Right shall be transferable by a Participant other than (i) by will or by the laws of descent and distribution (or other testamentary distribution) or (ii) if permitted by the Committee, pursuant to a transfer by a Non-Employee Director or member of the Company’s Executive Committee to a trust or partnership solely for the benefit of a “family member” for estate planning purposes. All Freestanding Stock Appreciation Rights shall be exercisable, subject to the terms of this Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such Freestanding Stock Appreciation Right is transferred pursuant to this paragraph, it being understood that the terms “holder” and “Participant” include such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.

(vi) Termination by Death. Unless otherwise determined by the Committee (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of death, any Freestanding Stock Appreciation Right held by such Participant may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Committee may determine, for a period of five years (or such other period as the Committee may specify in the Award Agreement) from the date of such death or until the expiration of the stated term of such Stock Appreciation Right, whichever period is the shorter.

(vii) Termination by Reason of Disability. Unless otherwise determined by the Committee (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of Disability, any Freestanding Stock Appreciation Right held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for a period of five years (or such other period as the

Committee may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Freestanding Stock Appreciation Right, whichever period is the shorter; provided, however, that if the Participant dies within such period, any unexercised Freestanding Stock Appreciation Right held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of at least 12 months from the date of such death or until the expiration of the stated term of such Freestanding Stock Appreciation Right, whichever period is the shorter.

(viii) Termination by Reason of Retirement. Unless otherwise determined by the Committee (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of Retirement, any Freestanding Stock Appreciation Right held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Committee may determine, for a period of five years (or such other period as the Committee may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Freestanding Stock Appreciation Right, whichever period is the shorter; provided, however, that if the Participant dies within such period any unexercised Freestanding Stock Appreciation Right held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of at least 12 months from the date of such death or until the expiration of the stated term of such Freestanding Stock Appreciation Right, whichever period is the shorter.

(ix) Involuntary Termination Not for Cause. Unless otherwise determined by the Committee (including under an Individual Agreement), if a Participant incurs a Termination of Employment that is involuntary on the part of the Participant and not for Cause or a result of death, Disability or Retirement, any Freestanding Stock Appreciation Right held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Committee may determine, for a period of 90 days (or such other period as the Committee may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Freestanding Stock Appreciation Right, whichever period is the shorter.

(x) Other Termination. Unless otherwise determined by the Committee (including under an Individual Agreement): (A) if a Participant incurs a Termination of Employment for Cause, all Freestanding Stock Appreciation Rights held by such Participant shall thereupon terminate; (B) if a Participant incurs a Termination of Employment for any reason other than for Cause, death, Disability, Retirement or as provided in the preceding Section 6(c)(ix), including a Termination of Employment that is voluntary on the part of the Participant and not involving Retirement, any Freestanding Stock Appreciation Right held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Committee may determine, for a period of 30 days (or such other period as the Committee may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Freestanding Stock Appreciation Right, whichever period is the shorter. Notwithstanding any other provision of this Plan to the contrary, in the event that, during the 24-month period following a Change in Control, a Participant incurs a Termination of Employment (1) by the Company other than for Cause or (2) by reason of the Participant’s resignation for Good Reason, any Freestanding Stock Appreciation Right held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for (x) the longer of (i) one year from such date of termination or (ii) such other period as may be provided in the Plan for such Termination of Employment or as the Committee may provide in the Award Agreement or any Individual Agreement, or (y) until expiration of the stated term of such Freestanding Stock Appreciation Right, whichever period is the shorter.

(xi) Change in Control Cash-Out. Notwithstanding any other provision of the Plan, during the Exercise Period, if the Committee shall determine at the time of grant or thereafter, a holder of a Freestanding Stock Appreciation Right shall have the right, whether or not such Stock Appreciation

Right is fully exercisable, to surrender (during the Exercise Period) all or part of such Stock Appreciation Right to the Company and to receive cash, within 30 days of such election, in an amount equal to (A) the amount by which the Change in Control Price per share of Common Stock on the date of such election shall exceed the Strike Price under such Stock Appreciation Right multiplied by (B) the number of shares of Common Stock subject to the Stock Appreciation Right as to which the right granted under this Section 6(c)(xi) shall have been exercised.

(xii) Deferral. The Committee may from time to time establish procedures pursuant to which a Participant may elect to further defer receipt of cash or shares in settlement of Freestanding Stock Appreciation Rights for a specified period or until a specified event, subject in each case to the Committee’s approval and to such terms as are determined by the Committee. Notwithstanding anything in this Section 6(c)(xii) to the contrary, a Participant shall not be allowed to effect a deferral pursuant to this Section 6(c)(xii) if the Committee determines, in its sole discretion, that the terms for such deferral could result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code on the Participant.

SECTION 7.     Restricted Stock
      (a) Administration. Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine Eligible Individuals to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares to be awarded to any Eligible Individual or the formula for determining such number, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 7(c). The total number of shares of Common Stock that can be delivered under the Plan in connection with Awards of Restricted Stock, Deferred Stock Units, and Other Stock-Based Awards granted pursuant to Section 10, shall not exceed ~~610,000~~2,110,000 (including 610,000 approved by stockholders in 2004 and 1,500,000 subject to stockholder approval in 2005) during the term of the Plan. No more than 500,000 shares of Restricted Stock that are Qualified Performance Based Awards may be granted to any Participant in any fiscal year of the Company.
      (b) Awards and Certificates. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Fairchild Semiconductor Stock Incentive Plan and a Award Agreement. Copies of such Plan and Agreement are on file at the offices of Fairchild Semiconductor International, Inc., 82 Running Hill Road, South Portland, Maine.
      The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.
      (c) Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(i) The Committee may, prior to or at the time of grant, designate an Award of Restricted Stock as a Qualified Performance-Based Award, in which event it shall condition the grant ~~or~~, vesting or settlement, as applicable, of such Restricted Stock upon the attainment of Performance Goals and may also condition the grant or vesting thereof upon the continued service of the Participant with the Company, its Subsidiaries or Affiliates. If the Committee does not designate an Award of Restricted Stock as a Qualified Performance-Based Award, it may nonetheless condition the grant ~~or~~, vesting or settlement thereof upon the attainment of Performance Goals and/or the continued service of the

Participant with the Company, its Subsidiaries or Affiliates. Pursuant to this Section 7(c)(i), the Committee may specify in any Restricted Stock Award that the level of achievement versus pre-established Performance Goals will determine the number of shares of Restricted Stock granted, issued, retainable and/or vested. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. The Committee shall not waive, in whole or in part, any Performance Goals or any restrictions applicable to a Restricted Stock Award, except pursuant to Section 11 or in connection with the Participant’s Termination of Employment by reason of the Participant’s death, Disability, or Termination of Employment by the Company without Cause or by the Participant for Good Reason.

(ii) Subject to the terms of the Plan, any Award of Restricted Stock shall be subject to vesting during a restriction period (the “Restriction Period”) of at least three years following the date of grant, provided that an Award may vest in installments ratably over the course of the Restriction Period ~~(except that, if vesting is based on Performance Goals, no part of the Award may vest before the first anniversary of the date of grant)~~ and except that if the grant, vesting, settlement or other terms of an Award are subject to Performance Goals and/or the level of achievement versus such Performance Goals, the grant, issuance, retention and/or vesting of such Awards shall be based upon a performance period of not less than one year. In addition, continued service with the Company or any of its Subsidiaries or Affiliates through the vesting date or dates shall also be a condition to vesting, except pursuant to Section 11 or in connection with the Participant’s Termination of Employment by reason of the Participant’s death, Disability, or Termination of Employment by the Company without Cause or by the Participant for Good Reason. During the Restriction Period, and until the later of (i) the expiration of the Restriction Period and (ii) the date the applicable Performance Goals (if any) are satisfied and their satisfaction is certified by the Committee, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber unvested shares of Restricted Stock; provided that, to the extent permitted by law, the foregoing shall not prevent a Participant from pledging Restricted Stock as security for a loan, the sole purpose of which is to provide funds to pay the Exercise Price for Stock Options.

(iii) Except as provided in this paragraph (iii) and Sections 7(c)(i) and 7(c)(ii) ~~and~~or the Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends. If so determined by the Committee in the applicable Award Agreement and subject to Section 16(e) of the Plan, (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends, and (B) dividends payable in Common Stock (or other securities) shall be paid in the form of Restricted Stock of the same class as the Common Stock (or other securities) with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends; provided, that, to the extent provided in an Award Agreement, the Committee may determine to treat such dividends in a different manner.

(iv) Except to the extent otherwise provided in the applicable Award Agreement or Section 7(c)(i), 7(c)(ii) or 11(a)(ii), upon a Participant’s Termination of Employment for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all shares still subject to restriction shall be forfeited by the Participant.

(v) If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Restricted Stock, unlegended certificates for such shares shall be delivered to the Participant upon surrender of the legended certificates.

      (vi) Each Award shall be confirmed by, and be subject to, the terms of an Award Agreement.

SECTION 8.     Deferred Stock Units
      (a) Administration. Deferred Stock Units may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals to whom and the time or times at which Deferred Stock Units shall be awarded, the number of Deferred Stock Units to be awarded to any Eligible Individual or the formula or Performance Goals for determining the number of Deferred Stock Units to be awarded, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture, the duration of the Award Cycle and any other terms and conditions of the Award, in addition to those contained in Section 8(b). The total number of shares of Common Stock that can be delivered under the Plan in connection with Awards of Restricted Stock, Deferred Stock Units, and Other Stock-Based Awards granted pursuant to Section 10, shall not exceed ~~610,000~~2,110,000 (including 610,000 approved by stockholders in 2004 and 1,500,000 subject to stockholder approval in 2005) during the term of the Plan. No more than 500,000 Deferred Stock Units that are Qualified Performance Based Awards may be granted to any Participant in any fiscal year of the Company.
      (b) Terms and Conditions. Deferred Stock Units Awards shall be subject to the following terms and conditions:

(i) The Committee may, prior to or at the time of the grant, designate Deferred Stock Units as Qualified Performance-Based Awards, in which event it shall condition the grant, vesting or settlement thereof upon the attainment of Performance Goals and may also condition the grant, vesting or settlement thereof upon the continued service of the Participant with the Company, its Subsidiaries or Affiliates. If the Committee does not designate Deferred Stock Units as Qualified Performance-Based Awards, it may nonetheless condition the grant, vesting or settlement thereof upon the attainment of Performance Goals and/or the continued service of the Participant with the Company, its Subsidiaries or Affiliates. Pursuant to this Section 8(b)(i), the Committee may specify in any Deferred Stock Unit Award that the level of achievement versus pre-established Performance Goals will determine the number of Deferred Stock Units granted, issued, retainable and/or vested. The provisions of such Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. The Committee shall not waive, in whole or in part, any Performance Goals or any restrictions applicable to a Deferred Stock Unit, except pursuant to Section 11 or in connection with the Participant’s Termination of Employment by reason of the Participant’s death, Disability, or Termination of Employment by the Company without Cause or by the Participant for Good Reason.

(ii) Subject to the terms of the Plan, any Award of Deferred Stock Units shall be subject to vesting during a restriction period (the “Restriction Period”) of at least three years following the date of grant, provided that an Award may vest in installments ratably over the course of the Restriction Period ~~(except~~and provided further that~~,~~ if the grant, vesting ~~is based on Performance Goals, no part of the Award may vest before the first anniversary of the date of grant)~~, settlement or other terms of a Deferred Stock Unit Award is subject to Performance Goals and/or the level of achievement versus such Performance Goals, such terms shall be based upon a performance period of not less than one year. In addition, continued service with the Company or any of its Subsidiaries or Affiliates through the vesting date or dates shall also be a condition to vesting, except pursuant to Section 11 or in connection with the Participant’s Termination of Employment by reason of the Participant’s death, Disability, or Termination of Employment by the Company without Cause or by the Participant for Good Reason.

(iii) A Participant may elect to further defer receipt of cash or shares in settlement of Deferred Stock Units for a specified period or until a specified event, subject in each case to the Committee’s approval and to such terms as are determined by the Committee. ~~Subject to any exceptions adopted~~Unless otherwise provided by the Committee, such election must generally be made prior to commencement of the Award Cycle for the Deferred Stock Units in question. Notwithstanding anything in this Section 8(b)(iii) to the contrary, with respect to any portion of any Award of Deferred Stock Units that was not vested as of December 31 2004, any further deferral pursuant to this Section 8(b)(iii) must comply with the requirements of Section 409A(a)(4)(C), to the extent applicable.

(iv) At the expiration of the Award Cycle, the Committee shall evaluate the Company’s performance in light of any Performance Goals for such Award, and shall determine the number of Deferred Stock Units granted to the Participant which have been earned, and the Committee shall then cause to be delivered (A) a number of shares of Common Stock equal to the number of Deferred Stock Units determined by the Committee to have been earned, or (B) cash equal to the Fair Market Value of such number of shares of Common Stock, or (C) a combination of cash and shares of Common Stock equal to the Fair Market Value of the number of Deferred Stock Units determined by the Committee to have been earned, as the Committee shall elect (subject to any deferral pursuant to Section 8(b)(iii)).

(v) Each Award shall be confirmed by, and be subject to, the terms of an Award Agreement.
      (c) Deferred Stock Units for Non-Employee Directors. ~~A Non-Employee Director may, at his or her option, elect not to receive 100% of his or her annual cash retainer for services as a director in exchange for an Award of Deferred Stock Units subject to the following terms. Any election under this Section 8(c) must be made in writing by the Non-Employee Director no later than October 31 of the year preceding the fiscal year to which the compensation relates. The number of shares of Common Stock underlying Deferred Stock Units awarded under this Section 8(c) will be equal to (i) the pre-tax dollar value of cash compensation the Non-Employee Director elects not to receive, divided by (ii) the Fair Market Value on the date of grant less a discount of 25%, provided, that, the benefit of such discount shall be forfeited by the Non-Employee Director, and the number of such underlying shares shall be adjusted downward accordingly, if the Non-Employee Director’s service on the Board terminates for any reason other than his or her death or Disability prior to the first anniversary of the date of grant.~~Each Non-Employee Director shall receive an Award of not more than 10,000 Deferred Stock Units, as determined by the Board upon the recommendation of the Committee, upon his or her first election or appointment to the Board, which Award (i) shall vest ratably over the three-year period immediately following the date of grant, except that the Award shall vest in full upon the Non-Employee Director’s Retirement, and (ii) shall be settled upon the first to occur of (A) the termination of the Non-Employee Director’s service as a member of the Board (including, without limitation, as a result of the director’s death or disability) other than as a result of removal for cause under applicable law or (B) the date chosen by the director at the time of the Award, which date must be a minimum of three years after the date of grant, or such longer minimum period as established by the Committee. In addition, each Non-Employee Director shall receive an annual Award of not more than 10,000 Deferred Stock Units, as determined by the Board upon the recommendation of the Committee, which Award (i) shall vest ratably over the three-year period immediately following the date of grant, except that the Award shall vest in full upon the Non-Employee Director’s Retirement, and (ii) shall be settled upon the first to occur of (A) the termination of the Non-Employee Director’s service as a member of the Board (including, without limitation, as a result of the director’s death or disability) other than as a result of removal for cause under applicable law or (B) the date chosen by the director at the time of the Award, which date must be a minimum of three years after the date of grant, or such longer minimum period as established by the Committee. Awards to Non-Employee Directors shall be made only in accordance with the foregoing terms, and, except as specifically provided in this Plan, neither the Committee nor the Board shall have any authority or discretion with respect to such Awards.
SECTION 9.     Tax Offset Bonuses
      At the time an Award is made hereunder or at any time thereafter, the Committee may grant to the Participant receiving such Award the right to receive a cash payment in an amount specified by the Committee, to be paid at such time or times (if ever) as the Award results in compensation income to the Participant, for the purpose of assisting the Participant to pay the resulting taxes, all as determined by the Committee and on such other terms and conditions as the Committee shall determine.
SECTION 10. Other Stock-Based Awards
      Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including (without limitation) dividend equivalents and converti-

ble debentures, may be granted either alone or in conjunction with other Awards granted under the Plan. The total number of shares of Common Stock that can be delivered under the Plan in connection with Awards of Restricted Stock, Deferred Stock Units, and Other Stock-Based Awards granted pursuant to this Section 10, shall not exceed ~~610,000~~2,110,000 (including 610,000 approved by stockholders in 2004 and 1,500,000 subject to stockholder approval in 2005) during the term of the Plan. No more than 500,000 shares of Common Stock subject to Other Stock-Based Awards that are Qualified Performance Based Awards may be granted to any Participant in any fiscal year of the Company. In addition, any Other Stock-Based Award granted pursuant to this Section 10 must, subject to the other terms of the Plan, either (i) be subject to vesting during a restriction period (the “Restriction Period”) of at least three years following the date of grant, provided that such an Award may vest in installments ratably over the course of the Restriction Period (except that, if vesting is based on Performance Goals, no part of the Award may vest before the first anniversary of the date of grant) or (ii) be granted in lieu of cash compensation payable to the Participant.
SECTION 11. Change in Control Provisions
      (a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided in an Award Agreement, in the event of a Change in Control:

(i) any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control occurs, and which are not then exercisable and vested, shall become fully exercisable and vested;

(ii) the restrictions and deferral limitations applicable to any Restricted Stock outstanding as of the date such Change in Control shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable; and

(iii) all Deferred Stock Units outstanding as of the date such Change in Control shall be considered to be earned and payable in full, and any deferral or other restrictions shall lapse and such Deferred Stock Units shall be settled in cash as promptly as is practicable following the Change in Control.
Notwithstanding the foregoing, in no event shall the treatment specified in this Section 11(a)(i), (ii) and (iii) apply with respect to an Award prior to the earliest to occur of (A) the date such amounts would have been distributed in the absence of the Change in Control, (B) a Participant’s “separation from service” (as defined under Section 409A of the Code) with the Company (or six months thereafter for Specified Employees), (C) the Participant’s death or “disability” (as defined in Section 409A(a)(2)(C) of the Code), or (D) a “change in the ownership or effective control” of the Company or in the “ownership of a substantial portion of the assets” of the Company within the meanings ascribed to such terms in Treasury Department regulations issued under Section 409A of the Code, if and to the extent that the Committee determines, in its sole discretion, that the effect of such treatment prior to the time specified in this Section 11(a)(A), (B), (C) or (D) would be the imposition of the additional tax under Section 409A(a)(1)(B) of the Code on a Participant holding such Award.
      (b) Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) resulting in such Person having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) Any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) Any acquisition by the Company, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) Any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 11(b); or

(ii) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 11(b), that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further,that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the shares or assets of another entity (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock (or equity interests), and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable), as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such entity resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock (or equity interests) of the entity resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors (or equivalent governing body, if applicable) except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Corporate Transaction; or

(iv) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

      (c) Change in Control Price. For purposes of the Plan, “Change in Control Price” means the higher of (i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of Common Stock paid in such tender or exchange offer or Corporate Transaction; provided, however, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of the Common Stock on the date such Incentive Stock Option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

SECTION 12.     Forfeiture of Awards
      Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, in the event of serious misconduct by a Participant (including, without limitation, any misconduct prejudicial to or in conflict with the Company or its Subsidiaries or Affiliates, or any Termination of Employment for Cause or in the event that a Participant incurs a Termination of Employment for Early Retirement and subsequently engages in full-time employment), or any activity of a Participant in competition with the business of the Company or any Subsidiary or Affiliate, (a) cancel any outstanding Award granted to such Participant, in whole or in part, whether or not vested or deferred, or (b) following the exercise or payment of an Award within a period specified by the Committee, require such Participant to repay to the Company any gain realized or payment received upon the exercise or payment of such Award (with such gain or payment valued as of the date of exercise or payment). Such cancellation or repayment obligation shall be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in Common Stock or cash or a combination thereof (based upon the Fair Market Value of Common Stock on the day of payment), and the Committee may provide for an offset to any future payments owed by the Company or any Subsidiary or Affiliate to the Participant if necessary to satisfy the repayment obligation. The determination of whether a Participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Subsidiary or Affiliate shall be determined by the Committee in good faith and in its sole discretion. This Section 12 shall have no application following a Change in Control.
SECTION 13.     Prohibition on Repricing Stock Options Without Stockholder Approval
      Except for adjustments pursuant to Section 3(c), in no event may any Stock Option granted under this Plan (a) be amended to decrease the Exercise Price thereof, or cancelled (either immediately or after any period of time) in conjunction with the grant of any new Stock Option with a lower Exercise Price, whether or not such actions would be considered a “repricing” for accounting purposes, or (b) be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Stock Option, unless such amendment, cancellation or action under either of clauses (a) or (b) is duly approved by the stockholders of the Company in accordance with all applicable laws, regulations and stock exchange rules and listing standards.
SECTION 14. Term; Replacement of Pre-Existing Plan; Amendment and Termination
      (a) The Plan will terminate on the tenth anniversary of the Effective Date. Under the Plan, Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.
      (b) As of the Effective Date, the Plan amends and replaces the Pre-Existing Plan to the extent permitted by the terms of the Pre-Existing Plan. The amendment and restatement of the Plan approved by the Board on March 16, 2005, subject to the approval of stockholders at the 2005 annual meeting of stockholders, shall not apply (and instead the terms of the Plan existing immediately prior to this amendment and restatement shall apply) to Awards under the Plan that were both outstanding and vested as of December 31, 2004, if and to the extent that the application of this amendment and restatement would be deemed a “material modification” of such Awards within the meaning of Section 409A of the Code. The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that (i) no material amendment or alteration shall be made without stockholder approval,(ii) no immaterial amendment or alteration, or any suspension, discontinuation or termination shall be made without stockholder approval, if such approval is required by law, regulation or applicable stock exchange rule, or if the Board deems such approval to be necessary or desirable to qualify for or comply with any tax, applicable law, stock exchange, accounting or regulatory requirement, and (iii) except as required by applicable law or stock exchange or accounting rules, no amendment, alteration, suspension, discontinuation or termination shall be made without the consent of the affected Participant, if such action would impair the rights of such Participant under any outstanding Award, or shall cause a Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption. Notwithstanding anything to the contrary herein, the Committee or Board may amend or alter the Plan in such manner as may be necessary so as to have the Plan conform to local rules and regulations in any jurisdiction outside the United States.

SECTION 15.     Unfunded Status of Plan
      It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.
SECTION 16.     General Provisions
      (a) Representation. The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.
      Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

(1) Listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Common Stock;

(2) Any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(3) Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.
      (b) No Limit on Other Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.
      (c) No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.
      (d) Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award under the Plan, the Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company, its Subsidiaries and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.
      (e) Dividends. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment shall only be permissible if sufficient shares of Common Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options and other Awards).
      (f) Death Beneficiaries. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid or by whom any rights of the Participant, after the Participant’s death, may be exercised.

      (g) Subsidiary Employee. In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled should revert to the Company.
      (h) Governing Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.
      (i) Nontransferability. Except as otherwise provided in Section 5(~~g~~f), 6(b)(iii), 6(c)(v) or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.
      (j) Foreign Employees. In the event an Award is granted to an Eligible Individual who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligations with respect to tax equalization for Eligible Individuals on assignments outside their home country.
      (k) Inclusion of Awards as Part of Mandatory Holdings. The Board or the Committee may establish policies or make such provisions as either deems necessary or appropriate relating to Awards or portions thereof that may be included as part of a Participant’s holdings for purposes of any stock ownership requirements implemented from time to time.
SECTION 17.     Effective Date of Plan
      The Plan was originally adopted by the Board on February 26, 2003 and initially became effective on March 3, 2003. Prior to this amendment and restatement, the most recent Plan amendment became effective on May 4, 2004. This Plan, as amended, shall be effective as of the date of approval by the stockholders of the Company at their ~~2004~~2005 annual meeting.

FSC-PS-05

DETACH HERE	2FSC72

PROXY

Fairchild Semiconductor International, Inc.

82 Running Hill Road, South Portland, ME 04106

Proxy Solicited on Behalf of the Board of Directors
For the Annual Meeting of Stockholders on May 4, 2005

     The undersigned hereby appoints KIRK P. POND, DANIEL E. BOXER and PAUL D. DELVA, or any of them, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all shares of Common Stock of Fairchild Semiconductor International, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the Company’s executive offices, 82 Running Hill Road, South Portland, Maine, on Wednesday, May 4, 2005, at 9:30 a.m., local time or at any adjournments thereof, with all the powers the undersigned would possess, including cumulative voting rights, if then and there personally present, upon the matters described in the notice of annual meeting of stockholders and proxy statement, dated March 31, 2005, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournment.

     The nominees for election as directors are (01) Kirk P. Pond, (02) Joseph R. Martin, (03) Charles P. Carinalli, (04) Charles M. Clough, (05) Robert F. Friel, (06) Thomas L. Magnanti, (07) Bryan R. Roub, (08) Ronald W. Shelly, and (09) William N. Stout.

PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

FAIRCHILD SEMICONDUCTOR
INTERNATIONAL, INC.
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8594

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	2F6C71

☒	Please mark votes as in this example.	#FSC

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BELOW BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AND “FOR” ALL OTHER MATTERS IDENTIFIED BELOW.
1.	Election of Directors. Nominees: (01) Kirk P. Pond, (02) Joseph R. Martin,
(03) Charles P. Carinalli, (04) Charles M. Clough, (05) Robert F. Friel, (06) Thomas L. Magnanti, (07) Bryan R. Roub, (08) Ronald W. Shelly, (09) William N. Stout

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐

Withhold votes from the nominee that I/we have written on the above line, or cumulate votes as I/we have instructed on the above line.

		FOR	AGAINST	ABSTAIN
2.	Proposal to amend and approve the Fairchild Semiconductor Stock Plan.	☐	☐	☐
3.	Proposal to ratify the appointment of KPMG LLP as independent registered public accounting firm for 2005.	☐	☐	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:	Date:	Signature:	Date: